Exhibit 99.4

Item 8.	Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Willbros Group, Inc.

In our opinion, the accompanying consolidated balance sheets as of December 31, 2012 and December 31, 2011 and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2012 present fairly, in all material respects, the financial position of Willbros Group, Inc. and its subsidiaries at December 31, 2012 and December 31, 2011, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule for the years ended December 31, 2012 and December 31, 2011 listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

March 6, 2013, except for the changes in reportable segments discussed in Note 14 and the effects of discontinued operations discussed in Note 18 to the consolidated financial statements, as to which the date is September 6, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Willbros Group, Inc.

We have audited the accompanying consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows of Willbros Group, Inc. (a Delaware corporation) and its subsidiaries for the year ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements of Willbros Group, Inc. and its subsidiaries referred to above present fairly, in all material respects, the results of their operations and their cash flows for the year ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Houston, Texas

March 14, 2011 (except for Note 14 and Note 18 – Business Disposals and Results of Discontinued Operations as to which the date is September 6, 2013)

WILLBROS GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$48,778	$52,859
Accounts receivable, net	380,570	246,902
Contract cost and recognized income not yet billed	89,658	31,652
Prepaid expenses and other assets	31,515	41,870
Parts and supplies inventories	5,264	5,458
Deferred income taxes	10,368	1,845
Assets held for sale	90,940	127,257

Total current assets	657,093	507,843
Property, plant and equipment, net	123,985	152,591
Goodwill	—	8,067
Other intangible assets, net	158,062	172,876
Deferred income taxes	113	—
Other assets	38,993	20,394

Total assets	$978,246	$861,771

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$295,507	$195,455
Contract billings in excess of cost and recognized income	36,243	16,100
Current portion of capital lease obligations	1,317	2,031
Notes payable and current portion of other long-term debt	5,869	31,623
Current portion of settlement obligation of discontinued operations	5,000	14,000
Accrued income taxes	8,387	3,749
Other current liabilities	8,084	10,090
Liabilities held for sale	26,174	42,108

Total current liabilities	386,581	315,156
Long-term debt	294,353	230,707
Capital lease obligations	2,281	3,387
Long-term portion of settlement obligation of discontinued operations	36,500	41,500
Long-term liabilities for unrecognized tax benefits	4,956	3,755
Deferred income taxes	8,624	2,818
Other long-term liabilities	38,618	32,870

Total liabilities	771,913	630,193
Contingencies and commitments (Note 15)
Stockholders’ equity:
Preferred stock, par value $.01 per share, 1,000,000 shares authorized, none issued	—	—
Common stock, par value $.05 per share, 70,000,000 shares authorized and 50,084,890 shares issued at December 31, 2012 (49,423,152 at December 31, 2011)	2,504	2,471
Additional paid-in capital	687,101	680,289
Accumulated deficit	(486,051)	(455,840)
Treasury stock at cost, 1,013,399 shares at December 31, 2012 (829,526 at December 31, 2011)	(11,394)	(10,839)
Accumulated other comprehensive income	13,504	14,570

Total Willbros Group, Inc. stockholders’ equity	205,664	230,651
Noncontrolling interest	669	927

Total stockholders’ equity	206,333	231,578

Total liabilities and stockholders’ equity	$978,246	$861,771

See accompanying notes to consolidated financial statements.

WILLBROS GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2012	2011	2010
Contract revenue	$1,928,800	$1,376,369	$1,003,409
Operating expenses:
Contract	1,738,977	1,249,025	886,952
Amortization of intangibles	14,985	15,108	9,437
General and administrative	151,816	127,383	106,086
Settlement of project dispute	—	8,236	—
Goodwill impairment	8,067	178,575	60,000
Changes in fair value of contingent earnout liability	—	(10,000)	(45,340)
Acquisition costs	—	—	10,055
Other charges	151	105	3,771

	1,913,996	1,568,432	1,030,961

Operating income (loss)	14,804	(192,063)	(27,552)
Other income (expense):
Interest expense, net	(29,393)	(45,035)	(27,639)
Loss on early extinguishment of debt	(3,405)	(6,304)	—
Other, net	(570)	(539)	1,553

	(33,368)	(51,878)	(26,086)
Loss from continuing operations before income taxes	(18,564)	(243,941)	(53,638)
Provision (benefit) for income taxes	4,727	(33,558)	(28,951)

Loss from continuing operations	(23,291)	(210,383)	(24,687)
Loss from discontinued operations, net of provision (benefit) for income taxes	(5,944)	(82,438)	(11,142)

Net loss	(29,235)	(292,821)	(35,829)
Less: Income attributable to noncontrolling interest	(976)	(1,195)	(1,207)

Net loss attributable to Willbros Group, Inc.	$(30,211)	$(294,016)	$(37,036)

Reconciliation of net loss attributable to Willbros Group, Inc.
Loss from continuing operations	$(23,291)	$(210,383)	$(24,687)
Loss from discontinued operations	(6,920)	(83,633)	(12,349)

Net loss attributable to Willbros Group, Inc	$(30,211)	$(294,016)	$(37,036)

Basic loss per share attributable to Company Shareholders:
Loss from continuing operations	$(0.49)	$(4.43)	$(0.58)
Loss from discontinued operations	(0.14)	(1.76)	(0.29)

Net loss	$(0.63)	$(6.19)	$(0.87)

Diluted loss per share attributable to Company Shareholders:
Loss from continuing operations	$(0.49)	$(4.43)	$(0.58)
Loss from discontinued operations	(0.14)	(1.76)	(0.29)

Net loss	$(0.63)	$(6.19)	$(0.87)

Weighted average number of common shares outstanding:
Basic	48,019,303	47,475,680	43,013,934

Diluted	48,019,303	47,475,680	43,013,934

See accompanying notes to consolidated financial statements.

WILLBROS GROUP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2012	2011	2010
Net loss	$(29,235)	$(292,821)	$(35,829)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	(1,521)	(1,450)	6,194
Changes in derivative financial instruments	455	(1,918)	19

Total other comprehensive income (loss), net of tax	(1,066)	(3,368)	6,213

Total comprehensive loss	(30,301)	(296,189)	(29,616)
Less: Comprehensive income attributable to noncontrolling interest	(976)	(1,195)	(1,207)

Total comprehensive loss attributable to Willbros Group, Inc.	$(31,277)	$(297,384)	$(30,823)

See accompanying notes to consolidated financial statements.

WILLBROS GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share and per share amounts)

	Common Stock		Additional Paid-in Capital	Accumu- lated Deficit	Treasury Stock	Accumu- lated Other Compre- hensive Income (Loss)	Total Stock- holders’ Equity Willbros Group, Inc.	Non- controlling Interest	Total Stock- holders’ Equity
	Shares	Par Value
Balance, December 31, 2009	40,106,498	$2,005	$607,299	$(124,788)	$(9,045)	$11,725	$487,196	$799	$487,995
Net income (loss)	—	—	—	(37,036)	—	—	(37,036)	1,207	(35,829)
Foreign currency translation adjustments, net of tax	—	—	—	—	—	6,194	6,194	—	6,194
Derivatives, net of tax	—	—	—	—	—	19	19	—	19
Dividend distribution to noncontrolling interest	—	—	—	—	—	—	—	(1,135)	(1,135)
Share-based award modification	—	—	1,770	—	—	—	1,770	—	1,770
Amortization of stock-based compensation	—	—	8,404	—	—	—	8,404	—	8,404
Stock-based compensation tax deficiency	—	—	(956)	—	—	—	(956)	—	(956)
Stock issued under share-based compensation plans	517,011	26	(26)	—	—	—	—	—	—
Stock issued in connection with acquisition of InfrastruX	7,923,308	396	57,682	—	—	—	58,078	—	58,078
Additions to treasury stock, vesting and forfeitures of restricted stock	—	—	—	—	(1,000)	—	(1,000)	—	(1,000)

Balance, December 31, 2010	48,546,817	$2,427	$674,173	$(161,824)	$(10,045)	$17,938	$522,669	$871	$523,540

Net income (loss)	—	—	—	(294,016)	—	—	(294,016)	1,195	(292,821)
Foreign currency translation adjustments, net of tax	—	—	—	—	—	(1,450)	(1,450)	—	(1,450)
Derivatives, net of tax	—	—	—	—	—	(1,918)	(1,918)	—	(1,918)
Dividend declared and distributed to noncontrolling interest	—	—	—	—	—	—	—	(1,139)	(1,139)
Share-based award modification	—	—	(1,770)	—	—	—	(1,770)	—	(1,770)
Amortization of stock-based compensation	—	—	7,930	—	—	—	7,930	—	7,930
Stock issued under share-based compensation plans	876,335	44	(44)	—	—	—	—	—	—
Additions to treasury stock, vesting and forfeitures of restricted stock	—	—	—	—	(794)	—	(794)	—	(794)

Balance, December 31, 2011	49,423,152	$2,471	$680,289	$(455,840)	$(10,839)	$14,570	$230,651	$927	$231,578

WILLBROS GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share and per share amounts)

	Common Stock		Additional Paid-in Capital	Accumu- lated Deficit	Treasury Stock	Accumu- lated Other Compre- hensive Income (Loss)	Total Stock- holders’ Equity Willbros Group, Inc.	Non- controlling Interest	Total Stock- holders’ Equity
	Shares	Par Value
Balance, December 31, 2011	49,423,152	$2,471	$680,289	$(455,840)	$(10,839)	$14,570	$230,651	$927	$231,578
Net income (loss)	—	—	—	(30,211)	—	—	(30,211)	976	(29,235)
Foreign currency translation adjustments, net of tax	—	—	—	—	—	(1,521)	(1,521)	—	(1,521)
Derivatives, net of tax	—	—	—	—	—	455	455	—	455
Dividend declared and distributed to noncontrolling interest	—	—	—	—	—	—	—	(1,234)	(1,234)
Share-based award modification	—	—	330	—	—	—	330	—	330
Amortization of stock-based compensation	—	—	6,515	—	—	—	6,515	—	6,515
Stock issued under share-based compensation plans	661,738	33	(33)	—	—	—	—	—	—
Additions to treasury stock, vesting and forfeitures of restricted stock	—	—	—	—	(555)	—	(555)	—	(555)

Balance, December 31, 2012	50,084,890	$2,504	$687,101	$(486,051)	$(11,394)	$13,504	$205,664	$669	$206,333

See accompanying notes to consolidated financial statements.

WILLBROS GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net loss	$(29,235)	$(292,821)	$(35,829)
Reconciliation of net loss to net cash provided by (used in) operating activities:
Loss from discontinued operations	5,944	82,438	11,142
Depreciation and amortization	46,345	52,748	42,800
Goodwill impairment	8,067	178,575	60,000
Changes in fair value of contingent earnout liability	—	(10,000)	(45,340)
Stock-based compensation	7,607	9,706	8,379
Loss on early extinguishment of debt	3,405	6,304	—
Deferred income tax benefit	(4,939)	(29,767)	(30,715)
Amortization of debt issue costs	4,546	7,505	3,184
Non-cash interest expense	2,287	6,608	5,077
Settlement of project dispute	—	8,236	—
Other non-cash	(1,896)	(4,561)	1,425
Changes in operating assets and liabilities:
Accounts receivable, net	(134,051)	7,538	(24,121)
Payments on government fines	—	(6,575)	(6,575)
Contract cost and recognized income not yet billed	(57,956)	(9,372)	13,423
Prepaid expenses and other assets	29,836	33,106	4,957
Accounts payable and accrued liabilities	101,066	47,500	(13,911)
Accrued income taxes	4,606	2,264	(325)
Contract billings in excess of cost and recognized income	20,061	5,730	(603)
Other assets and liabilities, net	(12,894)	(32,926)	33,811

Cash provided by (used in) operating activities of continuing operations	(7,201)	62,236	26,779
Cash provided by (used in) operating activities of discontinued operations	(28,537)	(50,523)	20,092

Cash provided by (used in) operating activities	(35,738)	11,713	46,871
Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired and earnout	—	—	(421,182)
Proceeds from working capital settlement	—	9,402	—
Proceeds from sales of property, plant and equipment	19,328	32,939	16,263
Proceeds from sale of subsidiary	—	18,749	—
Purchases of property, plant and equipment	(12,486)	(10,047)	(15,635)
Maturities of short-term investments	—	—	16,755
Purchase of short-term investments	—	—	(255)

Cash provided by (used in) investing activities of continuing operations	6,842	51,043	(404,054)
Cash provided by (used in) investing activities of discontinued operations	15,394	7,333	(597)

Cash provided by (used in) investing activities	22,236	58,376	(404,651)
Cash flows from financing activities:
Proceeds from term loan issuance	60,000	—	282,000
Proceeds from revolver and notes payable	92,804	59,357	—
Proceeds from stock issuance	—	—	58,078
Stock-based compensation tax benefit (deficiency)	—	—	(956)
Payments on capital leases	(1,820)	(8,269)	(9,545)
Payments on revolver and notes payable	(89,437)	(67,277)	(11,604)
Payments on term loan	(46,700)	(123,379)	(750)
Payments to reacquire common stock	(555)	(794)	(1,000)
Dividend distributed to noncontrolling interest	(1,234)	(1,139)	(1,135)
Costs of debt issuance	(5,723)	(4,935)	(16,238)

Cash provided by (used in) financing activities of continuing operations	7,335	(146,436)	298,850

WILLBROS GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2012	2011	2010
Cash used in financing activities of discontinued operations	(761)	(860)	(1,055)

Cash provided by (used in) financing activities	6,574	(147,296)	297,795
Effect of exchange rate changes on cash and cash equivalents	(2,137)	(449)	2,402

Cash used in all activities	(9,065)	(77,656)	(57,583)
Cash and cash equivalents of continuing operations at beginning of period	52,859	111,924	170,691
Cash and cash equivalents of discontinued operations at beginning of period	10,586	29,177	27,993

Cash and cash equivalents at beginning of period	63,445	141,101	198,684
Cash and cash equivalents at end of period	54,380	63,445	141,101
Less: cash and cash equivalents of discontinued operations at end of period	(5,602)	(10,586)	(29,177)

Cash and cash equivalents of continuing operations at end of period	$48,778	$52,859	$111,924

Supplemental disclosures of cash flow information:
Cash paid for interest (including discontinued operations)	$22,029	$32,374	$17,042
Cash paid for income taxes (including discontinued operations)	$1,253	$5,039	$3,947
Supplemental non-cash investing and financing transactions:
Initial contingent earnout liability	$—	$—	$55,340
Prepaid insurance obtained by note payable	$18,763	$6,829	$11,687
Equipment received through like-kind exchange	$—	$—	$3,629
Equipment surrendered through like-kind exchange	$—	$—	$2,735
Capital expenditure included in accounts payable and accrued liabilities	$1,827	$2,676	$—

See accompanying notes to consolidated financial statements.

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

1. Summary of Significant Accounting Policies

Company – Willbros Group, Inc., a Delaware corporation, and its subsidiaries (the “Company,” “Willbros” or “WGI”), is a contractor specializing in energy infrastructure, serving the oil, gas, refinery, petrochemical and power industries. The Company’s offerings include: engineering, procurement and construction (either individually or as an integrated “EPC” service offering); ongoing maintenance; and other specialty services. The Company’s principal markets for continuing operations are the United States and Canada. The Company’s operations in Oman were sold in January 2013. The Company obtains its work through competitive bidding and through negotiations with prospective clients. Contract values range from several thousand dollars to several hundred million dollars and contract durations range from a few weeks to more than two years.

The disclosures in the notes to the consolidated financial statements relate to continuing operations, except as otherwise indicated.

Discontinuance of Operations – As of December 31, 2012, the Company has divested, or is in the process of divesting, certain of its businesses in the United States, Canada, Oman, Libya and Nigeria. Together, these businesses are presented as discontinued operations in the Company’s consolidated financial statements and collectively are referred to as the “Discontinued Operations”. Net assets and net liabilities related to the Discontinued Operations are included in the line item “Assets held for sale” and “Liabilities held for sale” on the Consolidated Balance Sheets for all periods presented. Liabilities related to the settlement agreement with West African Gas Pipeline Company Limited (“WAPCo”) are included in the line items “Current portion of settlement obligation of discontinued operations” and “Long-term portion of settlement obligation of discontinued operations” on the Consolidated Balance Sheets for all periods presented. The results of the Discontinued Operations are included in the line item “Loss from discontinued operations, net of provision (benefit) for income taxes” on the Consolidated Statements of Operations for all periods presented. For further discussion of Discontinued Operations, see Note 18 – Discontinuance of Operations, Held for Sale Operations and Asset Disposals.

Principles of Consolidation – The consolidated financial statements of the Company include all of its majority-owned subsidiaries and all of its wholly-controlled entities. Inter-company accounts and transactions are eliminated in consolidation. The ownership interest of noncontrolling participants in subsidiaries that are not wholly-owned is included as a separate component of equity. The noncontrolling participants’ share of the net income is included as “Income attributable to noncontrolling interest” on the Consolidated Statements of Operations. Interests in the Company’s unconsolidated joint ventures are accounted for using the equity method.

Use of Estimates – The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States and include certain estimates and assumptions made by management of the Company in the preparation of the consolidated financial statements. These estimates and assumptions relate to the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expense during the period. Significant items subject to such estimates and assumptions include: revenue recognition under the percentage-of-completion method of accounting, including estimates of progress toward completion and estimates of gross profit or loss accrual on contracts in progress; tax accruals and certain other accrued liabilities; quantification of amounts recorded for contingencies; valuation allowances for accounts receivable and deferred income tax assets; and the carrying amount of property, plant and equipment, goodwill and other intangible assets. The Company bases its estimates on historical experience and other assumptions that it believes relevant under the circumstances. Actual results could differ from these estimates.

Change in Estimate – The Company performed a review of the estimated useful lives of certain fixed assets at its Oil & Gas segment during the first quarter of 2010. This evaluation indicated that actual lives for the construction equipment were generally longer than the estimated useful lives used for depreciation purposes in the Company’s financial statements. As a result, the Company adjusted the estimated useful life on the Oil & Gas segment’s construction equipment from a range of four to six years to a range of four to twelve years. The effect of this change in estimate was to reduce depreciation expense for the year ended December 31, 2010 by $6,032 and increase income from continuing operations by $3,921, net of taxes, or $0.09 per basic share.

Reclassifications – Certain reclassifications have been made to prior period amounts to conform to the current period financial statement presentation. These revisions primarily relate to the classification of the Company’s electric and gas distribution business in the Northeast as discontinued operations as

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

1. Summary of Significant Accounting Policies (continued)

determined during the fourth quarter of 2012, as well as the sale of Willbros Middle East Limited, which held the Company’s operations in Oman, in the first quarter of 2013. See Note 14 – Discontinuance of Operations, Held for Sale Operations and Asset Disposals for additional discussion associated with these reclassifications.

Out-of-Period Adjustments – The Company recorded out-of-period adjustments during the year ended December 31, 2012 primarily related to correct errors to eliminate Cumulative Translation Adjustment balances that stemmed from the dissolution and liquidation of foreign currency based subsidiaries in jurisdictions where the Company no longer conducts business. The net impact of these adjustments was an increase to income from discontinued operations in the amount of $2,530 and a decrease to net loss in the amount of $2,530. These adjustments did not have any impact on the Company’s pre-tax loss or loss from continuing operations for any periods during 2012. The Company does not believe these adjustments are material individually or in the aggregate to its consolidated financial statements for the year ended December 31, 2012, nor does it believe such items are material to any of its previously issued consolidated quarterly and annual financial statements.

Commitments and Contingencies – Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when management assesses that it is probable that a liability has been incurred and the amount can be reasonably estimated. Recoveries of costs from third parties, which management assesses as being probable of realization, are recorded as “Other assets” in the Consolidated Balance Sheets. Legal costs incurred in connection with matters relating to contingencies are expensed in the period incurred. See Note 15 – Contingencies, Commitments and Other Circumstances for further discussion of the Company’s commitments and contingencies.

Accounts Receivable – Most of the accounts receivable and contract work in progress are from clients in the oil, gas, refinery, petrochemical and power industries in North America. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Most contracts require payments as the projects progress or, in certain cases, advance payments. The Company generally does not require collateral, but in most cases can place liens against the property, plant or equipment constructed or terminate the contract if a material default occurs. The allowance for doubtful accounts is the Company’s best estimate of the probable amount of credit losses in the Company’s existing accounts receivable. A considerable amount of judgment is required in assessing the realization of receivables. Relevant assessment factors include the creditworthiness of the customer and prior collection history. Balances over 90 days past due and over a specified minimum amount are reviewed individually for collectability. Account balances are charged off against the allowance after all reasonable means of collection are exhausted and the potential for recovery is considered remote. The allowance requirements are based on the most current facts available and are re-evaluated and adjusted on a regular basis and as additional information is received.

Inventories – Inventories, consisting primarily of parts and supplies, are stated at the lower of actual cost or market. Parts and supplies are evaluated at least annually and adjusted for excess and obsolescence. No excess or obsolescence allowances existed at December 31, 2012 or 2011.

Property, Plant and Equipment – Property, plant and equipment is stated at cost. Depreciation, including amortization of capital leases, is provided on the straight-line method using estimated lives as follows:

Construction equipment	3-20 years
Furniture and equipment	3-12 years
Buildings	20 years
Transportation equipment	3-17 years
Aircraft and marine equipment	10 years

Leasehold improvements are amortized on a straight-line basis over the shorter of their economic lives or the lease term. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized within “Operating expenses” in the Consolidated Statements of Operations for the period. Normal repair and maintenance costs are charged to expense as incurred. Significant renewals and betterments are capitalized.

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

1. Summary of Significant Accounting Policies (continued)

Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset’s carrying amount to determine if an impairment of such asset is necessary. This requires the Company to make long-term forecasts of the future revenues and costs related to the assets subject to review. Forecasts require assumptions about demand for the Company’s products and future market conditions. Estimating future cash flows requires significant judgment, and the Company’s projections may vary from the cash flows eventually realized. Future events and unanticipated changes to assumptions could require a provision for impairment in a future period. The effect of any impairment would be to expense the difference between the fair value (less selling costs) of such asset and its carrying value. Such expense would be reflected in earnings.

Goodwill – Goodwill is originally recorded as the excess of purchase price over fair value of net assets acquired. The Company applies a non-amortization approach to account for purchased goodwill and performs an annual test for impairment during the fourth quarter of each fiscal year and more frequently if an event or circumstance indicates that impairment may have occurred. The Company performs the required annual impairment test for goodwill by determining the fair values of its reporting units using a weighted combination of both the income approach (discounted cash flows of forecasted income) and the market approach (public comparable company multiples of earnings before interest, taxes, depreciation and amortization or “EBITDA” and public comparable company multiples generated from recent transactions).

The fair values of each reporting unit are then compared to their book values. When a possible impairment for a reporting unit is indicated by an excess of carrying value over fair value, the implied fair value of goodwill is calculated by deducting the fair value of net assets of the business, excluding goodwill, from the total fair value of the business. When the carrying amount of goodwill exceeds its implied fair value, an impairment charge is recorded to reduce the carrying value of goodwill to its implied value. The Company has written off the entire amount of recorded goodwill as of December 31, 2012.

Other Intangible Assets – The Company’s intangible assets with finite lives include customer relationships, trade names, non-compete agreements and developed technology. The value of customer relationships is estimated using the income approach, specifically the excess earnings method. The excess earnings analysis consists of discounting to present value the projected cash flows attributable to the customer relationships, with consideration given to customer contract renewals, the importance or lack thereof of existing customer relationships to the Company’s business plan, income taxes and required rates of return. The value of trade names is estimated using the relief-from-royalty method of the income approach. This approach is based on the assumption that in lieu of ownership, a company would be willing to pay a royalty in order to exploit the related benefits of this intangible asset.

The Company amortizes intangible assets based upon the estimated consumption of the economic benefits of each intangible asset or on a straight-line basis if the pattern of economic benefits consumption cannot otherwise be reliably estimated. Intangible assets subject to amortization are reviewed for impairment and are tested for recoverability whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. For instance, a significant change in business climate or a loss of a significant customer, among other things, may trigger the need for interim impairment testing of intangible assets. An impairment loss is recognized if the carrying amount of an intangible asset is not recoverable and its carrying amount exceeds its fair value.

Revenue – A number of factors relating to the Company’s business affect the recognition of contract revenue. The Company typically structures contracts as unit-price, time and materials, fixed-price or cost plus fixed fee. The Company believes that its operating results should be evaluated over a time horizon during which major contracts in progress are completed and change orders, extra work, variations in the scope of work and cost recoveries and other claims are negotiated and realized. Revenue from unit-price and time and materials contracts is recognized as earned.

Revenue for fixed-price and cost plus fixed fee contracts is recognized using the percentage-of-completion method. Under this method, estimated contract income and resulting revenue is generally accrued based on costs incurred to date as a percentage of total estimated costs, taking into consideration physical completion. Total estimated costs, and thus contract income, are impacted by changes in productivity, scheduling, the unit cost of labor, subcontracts, materials and equipment. Additionally, external factors such as weather, client needs, client delays in providing permits and approvals, labor availability, governmental regulation and politics may affect the progress of a project's completion and thus the estimated amount and timing of revenue recognition. Certain fixed-price and cost plus fixed fee contracts

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

1. Summary of Significant Accounting Policies (continued)

include, or are amended to include, incentive bonus amounts, contingent on accomplishing a stated milestone. Revenue attributable to incentive bonus amounts is recognized when the risk and uncertainty surrounding the achievement of the milestone have been removed. The Company does not recognize income on a fixed-price contract until the contract is approximately five to ten percent complete, depending upon the nature of the contract. If a current estimate of total contract cost indicates a loss on a contract, the projected loss is recognized in full when determined.

The Company considers unapproved change orders to be contract variations on which the Company has customer approval for scope change, but not for price associated with that scope change. Costs associated with unapproved change orders are included in the estimated cost to complete the contracts and are expensed as incurred. The Company recognizes revenue equal to cost incurred on unapproved change orders when realization of price approval is probable and is estimable. Revenue recognized on unapproved change orders is included in “Contract cost and recognized income not yet billed” on the Consolidated Balance Sheets. Revenue recognized on unapproved change orders is subject to adjustment in subsequent periods to reflect the changes in estimates or final agreements with customers.

The Company considers claims to be amounts that the Company seeks or will seek to collect from customers or others for customer-caused changes in contract specifications or design, or other customer-related causes of unanticipated additional contract costs on which there is no agreement with customers on both scope and price changes. Revenue from claims is recognized when agreement is reached with customers as to the value of the claims, which in some instances may not occur until after completion of work under the contract. Costs associated with claims are included in the estimated costs to complete the contracts and are expensed when incurred.

Depreciation – The Company depreciates assets based on their estimated useful lives at the time of acquisition using the straight-line method. Depreciation and amortization related to operating activities is included in contract costs; and depreciation and amortization related to general and administrative activities is included in “General and administrative” expense in the Consolidated Statements of Operations. Contract costs and General and administrative expenses are included within “Operating expenses” in the Consolidated Statements of Operations. Further, amortization of assets under capital lease obligations is included in depreciation expense.

Insurance – The Company is insured for workers’ compensation, employer’s liability, auto liability and general liability claims, subject to a deductible of $500 per occurrence. Additionally, the Company’s largest non-union employee-related health care benefit plan is subject to a deductible of $250 per claimant per year.

Losses are accrued based upon the Company’s estimates of the ultimate liability for claims incurred (including an estimate of claims incurred but not reported), with assistance from third-party actuaries. For these claims, to the extent the Company has insurance coverage above the deductible amounts, a receivable is recorded and reflected in “Other assets” in the Consolidated Balance Sheets. These insurance liabilities are difficult to assess and estimate due to unknown factors, including the severity of an injury, the determination of the Company’s liability in proportion to other parties and the number of incidents not reported. The accruals are based upon known facts and historical trends.

Income Taxes – The Financial Accounting Standards Board (“FASB”) standard for income taxes takes into account the differences between financial statement treatment and tax treatment of certain transactions. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates is recognized as income or expense in the period that includes the enactment date. The Company files income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. income tax examination by tax authorities for years before 2007 and no longer subject to Canadian income tax examination for years before 2001 or in Oman for years before 2006.

Other Current Liabilities – Included within “Other current liabilities” on the Consolidated Balance Sheets is $0 and $5,073 of current deferred tax liabilities for the years ended December 31, 2012 and 2011, respectively.

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

1. Summary of Significant Accounting Policies (continued)

Warranty Costs – The Company warrants labor for new installations and construction and servicing of existing infrastructure and maintains a warranty program which specifically covers its cable remediation services. A warranty reserve of $2,628 and $2,561 for cable remediation services is included within “Other long-term liabilities” on the Consolidated Balance Sheets for the years ended December 31, 2012 and December 31, 2011, respectively.

Retirement Plans and Benefits – The Company has a voluntary defined contribution retirement plan for U.S. based employees that is qualified, and is contributory on the part of the employees, and a voluntary savings plan for certain international employees that is non-qualified, and is contributory on the part of the employees. Additionally, the Company is subject to collective bargaining agreements with various unions. As a result, the Company participates with other companies in the unions’ multi-employer pension and other postretirement benefit plans.

Stock-Based Compensation – Compensation cost resulting from all share-based payment transactions is recognized in the financial statements measured based on the grant-date fair value of the instrument issued and is recognized over the vesting period. The Company uses the Black-Scholes valuation method to determine the fair value of stock options granted as of the grant date. Share-based compensation related to restricted stock and restricted stock rights, also described collectively as restricted stock units (“RSU’s”), is recorded based on the Company’s stock price as of the grant date. Awards granted are expensed ratably over the vesting period of the award. Expense on awards granted prior to March 12, 2009 is accelerated upon reaching retirement age. This provision does not exist for awards granted on or after March 12, 2009.

Foreign Currency Translation – All significant monetary asset and liability accounts denominated in currencies other than United States dollars are translated into United States dollars at current exchange rates. Translation adjustments are included in Other Comprehensive Income (“OCI”). Non-monetary assets and liabilities in highly inflationary economies are translated into United States dollars at historical exchange rates. Revenue and expense accounts are converted at prevailing rates throughout the year. Gains or losses on foreign currency transactions and translation adjustments in highly inflationary economies are recorded in income in the period in which they are incurred.

Concentration of Credit Risk – The Company has a concentration of customers in the oil, gas, refinery, petrochemical and power industries which expose the Company to a concentration of credit risk within a single industry. The Company seeks to obtain advance and progress payments for contract work performed on major contracts. Receivables are generally not collateralized. An allowance for doubtful accounts of $2,220 and $993 is included within “Accounts receivable, net” on the Consolidated Balance Sheets for the years ended December 31, 2012 and December 31, 2011, respectively.

Income (Loss) per Common Share – Basic income (loss) per share is calculated by dividing net income (loss), less any preferred dividend requirements, by the weighted-average number of common shares outstanding during the year. Diluted income (loss) per share is calculated by including the weighted average number of all potentially dilutive common shares with the weighted-average number of common shares outstanding. Shares of common stock underlying the Company’s convertible notes are included in the calculation of diluted income per share using the “if-converted” method. Therefore, the numerator for diluted income per share is calculated excluding the after-tax interest expense associated with the Company’s convertible notes as long as the associated interest per weighted average convertible share does not exceed basic earnings per share.

Derivative Financial Instruments – The Company may use derivative financial instruments such as forward contracts, options or other financial instruments as hedges to mitigate non-U.S. currency exchange risk when the Company is unable to match non-U.S. currency revenue with expense in the same currency. In addition, the Company is subject to hedging arrangements to fix or otherwise limit the interest cost of the variable interest rate borrowings and is subject to interest rate risk on its debt and investment of cash and cash equivalents arising in the normal course of business, as the Company does not engage in speculative trading strategies.

Cash Equivalents – The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Related Party Transactions – One of the Company’s board members serves as an officer of a current customer in both the Oil & Gas and Professional Services segment. The Company performed midstream natural gas construction and engineering services for this customer generating approximately $907, $32,739 and $12,500 in revenue, as of December 31, 2012, 2011 and 2010, respectively. In addition, these projects represent approximately $0 and $1,282 in accounts receivable as of December 31, 2012 and 2011, respectively, and approximately $32 and $918 in accounts payable as of December 31, 2012 and 2011, respectively.

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

1. Summary of Significant Accounting Policies (continued)

Short-term Investments – The Company may invest a portion of its cash in short-term time deposits, some of which may have early withdrawal penalties. All such deposits have maturity dates that exceed three months. There were no short-term investments outstanding as of December 31, 2012 and 2011.

Recent Accounting Pronouncements – In May 2011, the FASB issued amendments to fair value measurement to achieve common fair value measurement and disclosure requirements in U.S. generally accepted accounting principles, (“U.S. GAAP”) and International Financial Reporting Standards (“IFRS”). The amendments result from a joint project with the International Accounting Standards Board, which also issued new guidance on fair value measurements. The amendments provide a framework for how companies should measure fair value when used in financial reporting, and sets out required disclosures. The amendments are intended to clarify how fair value should be measured, predominantly converge the U.S. GAAP and IFRS guidance, and expand the disclosures that are required. The standard is effective for public entities for interim and annual periods beginning after December 15, 2011, and should be applied prospectively. The implementation of this accounting guidance did not have a material impact on the Company’s consolidated financial statements.

In June 2011, the FASB issued new accounting guidance related to the presentation of comprehensive income in consolidated financial statements. The new accounting guidance requires the presentation of the components of net income and other comprehensive income either in a single continuous financial statement, or in two separate but consecutive financial statements. The accounting standard eliminates the option to present other comprehensive income and its components as part of the statement of stockholders’ equity. This standard is effective for fiscal years beginning after December 15, 2011, including interim periods, and early adoption is permitted. The Company complied with this new accounting guidance beginning with the quarter ended March 31, 2012.

In September 2011, the FASB issued a new accounting standard related to testing goodwill for impairment. The standard gives entities the option to first assess qualitative factors to determine whether it is necessary to perform the current two-step goodwill impairment test. If an entity believes that, as a result of its qualitative assessment, it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. An entity can choose to perform the qualitative assessment on none, some or all of its reporting units. An entity can bypass the qualitative assessment for any reporting unit in any period and proceed directly to step one of the impairment test. The standard also includes new qualitative indicators that replace those previously used to determine whether an interim goodwill impairment test is required to be performed. This standard is effective for fiscal years beginning after December 15, 2011, including interim periods, and early adoption is permitted. The implementation of this accounting standard did not have a material impact on the Company’s consolidated financial statements.

In February 2013, the FASB issued a new accounting standard related to the reporting of amounts reclassified out of Accumulated Other Comprehensive Income (“Accumulated OCI”). Under this standard, an entity is required to provide information about the amounts reclassified out of Accumulated OCI by component. In addition, an entity is required to present, either on the face of the financial statements or in the notes, significant amounts reclassified out of Accumulated OCI by the respective line items of net income, but only if the amount reclassified is required to be reclassified in its entirety in the same reporting period. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. This standard does not change the current requirements for reporting net income or other comprehensive income in the financial statements and is effective for interim and annual periods beginning on or after December 15, 2012. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

2. Acquisitions

InfrastruX

On July 1, 2010, the Company completed the acquisition of 100 percent of the outstanding stock of InfrastruX Group, Inc. (“InfrastruX”) for a purchase price of $476,398, inclusive of certain working capital adjustments. The Company paid $362,980 in cash, a portion of which was used to retire InfrastruX indebtedness and pay InfrastruX transaction expenses, and issued 7,923,308 shares of the Company’s common stock to the shareholders of InfrastruX. Cash paid was comprised of $62,980 in cash on hand and $300,000 from a new term loan facility. The acquisition was completed pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated March 11, 2010.

InfrastruX was a privately-held firm based in Seattle, Washington and provides design, construction, maintenance, engineering and other infrastructure services to the utility industry across the U.S. market.

This acquisition provides the Company the opportunity to strengthen its presence in the infrastructure markets within the utility industry.

Consideration

Total consideration transferred in acquiring InfrastruX is summarized as follows:

Proceeds from newly issued term loan facility	$300,000
Cash provided from operations	62,980

Total cash consideration	362,980
Issuance of Willbros Group common stock	58,078	(1)
Contingent consideration	55,340	(2)

Total consideration	$476,398

(1)	Represents 7,923,308 shares issued, which have been valued at the closing price of Company stock on July 1, 2010, the acquisition date.
(2)	Estimated as of acquisition announcement based on a probability estimate of InfrastruX’s EBITDA achievements during the earnout period. See Note 16 – Fair Value Measurements.

This transaction has been accounted for using the acquisition method of accounting which requires that, among other things, assets acquired and liabilities assumed be recorded at their fair values as of the acquisition date. The excess of the consideration transferred over those fair values is recorded as goodwill.

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

2. Acquisitions (continued)

The allocation of purchase price to acquired assets and liabilities is as follows:

Assets acquired:
Cash and cash equivalents	$9,278
Accounts receivable	124,856
Inventories	4,501
Prepaid expenses and other current assets	39,565
Property, plant and equipment	156,160
Intangible assets	168,409
Goodwill	159,963 (1)
Other long-term assets	21,924
Liabilities assumed:
Accounts payable and other accrued liabilities	(97,985)
Capital lease obligations	(4,977)
Vendor related debt	(2,761)
Deferred income taxes and other liabilities	(80,445)
Other long-term liabilities	(22,090)

Net assets acquired	$476,398

(1)	Includes post-acquisition purchase price adjustment of $9,402 related to the settlement of working capital balances in the first quarter of 2011.

The Company has consolidated InfrastruX in its financial results as the Utility T&D segment from the date of the acquisition.

Property, Plant and Equipment (“PP&E”)

A step-up adjustment of $25,077 was recorded to present the PP&E acquired at its estimated fair value. The weighted average useful life used to calculate depreciation of the step up related to PP&E is approximately seven years.

Intangible Assets and Goodwill

The following table summarizes the fair value estimates recorded for the identifiable intangible assets and their estimated useful lives:

	Estimated Fair Value	Estimated Useful Life
Trade name	$12,779	10 years
Customer relationships	150,130	15 years
Technology	5,500	10 years

Total identifiable intangible assets	$168,409

The amortizable intangible assets have useful lives ranging between ten years and fifteen years and a weighted average useful life of 14.2 years. A significant portion of the customer relationship intangible recorded in this transaction relates to a single customer.

Goodwill represented the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired. The goodwill recorded in connection with this acquisition was included in the Utility T&D segment and has been fully written off as of December 31, 2012.

Deferred Taxes

The Company provided deferred taxes and other tax liabilities as part of the acquisition accounting related to the estimated fair market value adjustments for acquired intangible assets and PP&E. An adjustment of $80,445 was recorded to present the deferred taxes and other tax liabilities at fair value.

Pro Forma Impact of the Acquisition

The following unaudited supplemental pro forma results present consolidated information as if the acquisition had been completed as of January 1, 2010. The unaudited pro forma results include: (i) the amortization associated with an estimate of the acquired intangible assets, (ii) interest expense associated with debt used to fund a portion of the acquisition and reduced interest income associated with cash used to fund a portion of the acquisition, (iii) the impact of certain fair value adjustments such as additional depreciation expense for adjustments to property, plant and equipment and reduction to interest expense for adjustments to debt, and (iv) costs directly related to acquiring InfrastruX. The unaudited pro forma results do not include any potential synergies, cost savings or other expected benefits of the acquisition. Accordingly, the unaudited pro forma results should not be considered indicative of the results that would have occurred if the acquisition and related borrowings had been consummated as of January 1, 2010, nor are they indicative of future results.

Year Ended December 31, 2010 (Unaudited)
Contract revenue	$1,500,729
Net loss attributable to Company shareholders	(53,089)
Basic loss per share	(1.15)
Diluted loss per share	(1.15)

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

3. Accounts Receivable

Accounts receivable, net as of December 31, 2012 and 2011 is comprised of the following:

	December 31,
	2012	2011
Trade	$252,178	$178,337
Unbilled revenue	79,157	39,151
Contract retention	40,188	16,249
Other receivables	11,267	14,158

Total accounts receivable	382,790	247,895
Less: allowance for doubtful accounts	(2,220)	(993)

Total accounts receivable, net	$380,570	$246,902

The Company expects all accounts receivable to be collected within one year. The provision for bad debts included in “General and administrative” expenses in the Consolidated Statements of Operations was $1,325, $779, and $2,871 for the years ended December 31, 2012, 2011 and 2010, respectively.

The balances billed but not paid by customers pursuant to retainage provisions in certain contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company’s experience with similar contracts within recent years, the majority of the retention balances at each balance sheet date will be collected within the next twelve months.

4. Contracts in Progress

Contract cost and recognized income not yet billed on uncompleted contracts arise when recorded revenues for a contract exceed the amounts billed under the terms of the contracts. Contract billings in excess of cost and recognized income arise when billed amounts exceed revenues recorded. Amounts are billable to customers upon various measures of performance, including achievement of certain milestones, completion of specified units or completion of the contract. Also included in contract cost and recognized income not yet billed on uncompleted contracts are amounts the Company seeks to collect from customers for change orders approved in scope but not for price associated with that scope change (unapproved change orders). Revenue for these amounts is recorded equal to the lesser of the expected revenue or cost incurred when realization of price approval is probable. Recognizing revenues from unapproved change orders involves the use of estimates, and it is reasonably possible that revisions to the estimated recoverable amounts of recorded unapproved change orders may be made in the near-term. If the Company does not successfully resolve these matters, a reduction in revenues may be required to amounts that have been previously recorded.

Contract cost and recognized income not yet billed and related amounts billed as of December 31, 2012 and 2011 were as follows:

	December 31,
	2012	2011
Cost incurred on contracts in progress	$932,844	$530,085
Recognized income	132,869	73,414

	1,065,713	603,499
Progress billings and advance payments	(1,012,298)	(587,947)

	$53,415	$15,552

Contract cost and recognized income not yet billed	$89,658	$31,652
Contract billings in excess of cost and recognized income	(36,243)	(16,100)

	$53,415	$15,552

Contract cost and recognized income not yet billed includes $5,949 and $1,151 at December 31, 2012 and 2011, respectively, on completed contracts.

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

5. Property, Plant and Equipment

Property, plant and equipment, which are used to secure debt or are subject to lien, at cost, as of December 31, 2012 and 2011 were as follows:

	December 31,
	2012	2011
Construction equipment	$93,897	$73,050
Furniture and equipment	50,325	46,451
Land and buildings	12,384	32,064
Transportation equipment	108,152	119,321
Leasehold improvements	23,063	17,019
Marine equipment	107	107

Total property, plant and equipment	287,928	288,012
Less: accumulated depreciation	(163,943)	(135,421)

Total property, plant and equipment, net	$123,985	$152,591

Amounts above include $4,048 and $9,781 of construction in progress as of December 31, 2012 and 2011, respectively. Depreciation expense included in operating expense for the years ended December 31, 2012, 2011 and 2010 was $31,360, $37,640 and $33,363, respectively.

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

6. Goodwill and Other Intangible Assets

The Company’s goodwill by segment as of December 31, 2012 and as of December 31, 2011 was as follows:

Utility T&D	Goodwill	Impairment Reserves	Total, Net
Balance as of July 1, 2010	$168,919	$—	$168,919
Purchase price adjustments	446	—	446

Balance as of December 31, 2010	$169,365	$—	$169,365
Purchase price adjustments	(9,402)	—	(9,402)
Reorganization of reporting structure	(8,353)	—	(8,353)
Impairment losses	—	(143,543)	(143,543)

Balance as of December 31, 2011	$151,610	$(143,543)	$8,067
Impairment losses	—	(8,067)	(8,067)

Balance as of December 31, 2012	$151,610	$(151,610)	$—

Oil & Gas	Goodwill	Impairment Reserves	Total, Net
Balance as of January 1, 2010	$76,425	$—	$76,425
Purchase price adjustments	617	—	617
Impairment losses	—	(54,686)	(54,686)

Balance as of December 31, 2010	77,042	(54,686)	22,356
Reorganization of reporting structure	8,353	—	8,353
Impairment losses	—	(30,709)	(30,709)

Balance as of December 31, 2011	$85,395	$(85,395)	$—
Impairment losses	—	—	—

Balance as of December 31, 2012	$85,395	$(85,395)	$—

Canada	Goodwill	Impairment Reserves	Total, Net
Balance as of January 1, 2010	$1,923	$—	$1,923
Translation adjustment	539	—	539

Balance as of December 31, 2010	2,462	—	2,462
Translation adjustment	(252)	—	(252)
Impairment losses	—	(2,210)	(2,210)

Balance as of December 31, 2011	$2,210	$(2,210)	$—
Impairment losses	—	—	—

Balance as of December 31, 2012	$2,210	$(2,210)	$—

Professional Services	Goodwill	Impairment Reserves	Total, Net
Balance as of January 1, 2010	$7,427	$—	$7,427
Purchase price adjustments	—	—	—
Impairment losses	—	(5,314)	(5,314)

Balance as of December 31, 2010	7,427	(5,314)	2,113
Impairment losses	—	(2,113)	(2,113)

Balance as of December 31, 2011	$7,427	$(7,427)	$—
Impairment losses	—	—	—

Balance as of December 31, 2012	$7,427	$(7,427)	$—

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

6. Goodwill and Other Intangible Assets (continued)

The Company records as goodwill the amount by which the total purchase price the Company pays in its acquisition transactions exceeds its estimated fair value of the identifiable net assets it has acquired. The Company’s goodwill impairment assessment includes a two-step fair value-based test and is performed annually, or more frequently if events or circumstances exist which indicate that goodwill may be impaired. The Company has determined that its segments represent its reporting units for the purpose of assessing goodwill impairments.

The first step of the two-step fair value-based test involves comparing the fair value of each of the Company’s reporting units with its carrying value, including goodwill. If the carrying value of the reporting unit exceeds its fair value, the second step is performed. The second step compares the carrying amount of the reporting unit’s goodwill to the implied fair value of the goodwill. If the implied fair value of goodwill is less than the carrying amount, an impairment loss would be recorded as a reduction to goodwill with a corresponding charge to operating expense.

The Company performs the required annual impairment test for goodwill by determining the fair values of its reporting units using a weighted combination of the following generally accepted valuation approaches:

•	Income Approach – discounted cash flows of future benefit streams;

•	Market Approach – public comparable company multiples of EBITDA; and

•	Market Approach – multiples generated from recent transactions comparable in size, nature and industry.

These approaches include numerous assumptions with respect to future circumstances, such as industry and/or local market conditions that might directly impact operations in the future, and are, therefore, uncertain. These approaches are utilized to develop a range of fair values and a weighted average of these approaches are utilized to determine the best fair value estimate within that range.

Income Approach – Discounted Cash Flows. This valuation approach derives a present value of the reporting unit’s projected future annual cash flows over the next eight years and the present residual value of the segment. The Company used a variety of underlying assumptions to estimate these future cash flows, including assumptions relating to future economic market conditions, sales volumes, costs and expenses and capital expenditures. These assumptions are dependent on regional market conditions, including competitive position, degree of vertical integration, supply and demand for materials and other industry conditions. The discount rate used in the Company’s analysis for 2012, specifically the weighted average cost of capital, was approximately 16 percent. The revenue compounded annual growth rates used in the Company’s analysis for 2012 varied from (7.7) percent to 3.0 percent. The Company’s EBITDA margins derived from these underlying assumptions for its 2012 analysis varied between approximately 8.0 percent and 8.2 percent. The terminal growth rate used for its 2012 analysis was 3.0 percent.

Market Approach – Multiples of EBITDA. This valuation approach utilizes publicly traded construction companies’ enterprise values, as compared to their recent EBITDA information. For the 2012 analysis, the Company used an average EBITDA multiple of 4.3 times in determining this market approach metric. This multiple is used as a valuation metric to the Company’s most recent financial performance. The Company used EBITDA as an indicator of demand because it is a widely used key indicator of the cash generating capacity of similar companies.

Market Approach - Comparisons of Recent Transactions. This valuation approach uses publicly available information regarding recent third-party sales transactions in the Company’s industry to derive a valuation metric of the target’s respective enterprise values over their EBITDA amounts. For the Company’s 2012 analysis, the Company did not weight this market approach because current economic conditions did not yield significant recent transactions to derive an appropriate valuation metric.

The Company selected these valuation approaches because it believe the combination of these approaches, along with its best judgment regarding underlying assumptions and estimates, provides the Company with the best estimate of fair value. The Company believes these valuation approaches are proven and appropriate for its industry and widely accepted by investors. The estimated fair value would change if the Company’s weighting assumptions under these valuation approaches were materially modified. For its 2012 analysis, the Company weighted the Income Approach – Discounted Cash Flows at 70 percent, the Market Approach – Multiples of EBITDA at 30 percent and the Market Approach – Comparison of Recent Transactions at 0 percent This weighting was utilized to reflect fair value in current market conditions.

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

6. Goodwill and Other Intangible Assets (continued)

The Company’s valuation model utilizes assumptions, which represent its best estimate of future events, but would be sensitive to positive or negative changes in each of the underlying assumptions as well as an alternative weighting of valuation methods, which would result in a potentially higher or lower goodwill impairment charge.

Detailed below is a table of key underlying assumptions for all reporting units utilized in the fair value estimate calculation for the years ended December 31, 2012, 2011 and 2010.

	2012	2011	2010
Income Approach – Discounted Cash Flows
Revenue Growth Rates	(7.7)% to 3.0%	2.5% to 41.0%	3.0% to 34.6%
Weighted Average Cost of Capital	16.0%	17.0% to 18.0%	14.0% to 15.0%
Terminal Value Rate	3.0%	2.5%	3.0%
EBITDA Margin Rate	8.0% to 8.2%	4.1% to 12.0%	4.2% to 6.7%
Market Approach – Multiples of EBITDA
EBITDA Multiples Used	4.3	3.0 to 4.5	4.5 to 5.5
Market Approach – Comparison of Recent Transactions
EBITDA Multiples Used	N/A	N/A	N/A

In 2012, the Company recorded an impairment charge of $8,067 in its Utility T&D segment. The operating performance and future outlook for the electric and gas distribution business in the Northeast continued to decline, which ultimately resulted in the Company’s decision to sell the business and discontinue its operations. Further, the challenging competitive landscape contributed to the full write-off of goodwill attributed to this segment.

In 2011, the Company recorded impairment charges of $143,543, $30,709, $2,210 and $2,113, respectively, in its Utility T&D, Oil & Gas, Canada and Professional Services segments. The slow economic recovery, exacerbated by the instability in world financial markets and the hard-hit U.S. housing sector, resulted in a reassessment of future growth rates and a reduction in the outlook for future cash flows in the Utility T&D segment. The impairment charge for the Company’s Oil & Gas, Professional Services and Canada segments represented a full write-off of goodwill and was a result of a depressed fair market valuation.

In 2010, the Company recorded impairment charges of $54,686 and $5,314, respectively related to its Oil & Gas and Professional Services segments. These impairment charges were a result of reduced demand for services within these segments which stemmed from a combination of lower levels of capital and maintenance spending in the refining industry and significantly decreased margins within a highly competitive environment.

The Company’s other intangible assets as of December 31, 2012 and 2011 were as follows:

	December 31, 2012
	Customer	Trademark/	Non-compete
	Relationships	Tradename	Agreements	Technology	Total
Balance as of December 31, 2011	$156,857	$10,794	$550	$4,675	$172,876
Amortization	(12,948)	(1,263)	(222)	(552)	(14,985)
Other	—	171	—	—	171

Balance as of December 31, 2012	$143,909	$9,702	$328	$4,123	$158,062

Weighted average remaining amortization period	11.3 yrs	7.4 yrs	1.5 yrs	7.5 yrs

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

6. Goodwill and Other Intangible Assets (continued)

	December 31, 2011
	Customer	Trademark/	Non-compete
	Relationships	Tradename	Agreements	Technology	Total
Balance as of December 31, 2010	$169,930	$11,919	$770	$5,225	$187,844
Amortization	(13,073)	(1,265)	(220)	(550)	(15,108)
Other	—	140	—	—	140

Balance as of December 31, 2011	$156,857	$10,794	$550	$4,675	$172,876

Weighted average remaining amortization period	12.3 yrs	8.3 yrs	2.5 yrs	8.5 yrs

Intangible assets are amortized on a straight-line basis over their estimated useful lives, which range from 5 to 15 years.

Estimated amortization expense for each of the subsequent five years and thereafter is as follows:

Fiscal year:
2013	$15,065
2014	14,955
2015	14,845
2016	14,845
2017	14,845
Thereafter	83,507

Total amortization	$158,062

7. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities as of December 31, 2012 and 2011 were as follows:

	December 31,
	2012	2011
Trade accounts payable	$131,441	$80,703
Payroll and payroll liabilities	48,917	35,171
Accrued contract costs	58,301	33,044
Self-insurance accrual	18,559	23,171
Other accrued liabilities	38,289	23,366

Total accounts payable and accrued liabilities	$295,507	$195,455

8. Government Obligations

Government obligations represent amounts due to government entities, specifically the Department of Justice (“DOJ”) and the Securities and Exchange Commission (“SEC”), in final settlement of the investigations involving violations of the Foreign Corrupt Practices Act (the “FCPA”) and violations of the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). These investigations stemmed primarily from the Company’s former operations in Bolivia, Ecuador and Nigeria. In May 2008, the Company reached final settlement agreements with the DOJ and the SEC to settle their investigations. As previously disclosed, the agreements provided for an aggregate payment of $32,300, including $22,000 in fines to the DOJ related to the FCPA violations, consisting of $10,000 paid on signing and $4,000 annually for three years thereafter, with no interest due on unpaid amounts, and $10,300 to the SEC, consisting of $8,900 of profit disgorgement and $1,400 of pre-judgment interest, payable in four equal annual installments of $2,575 with the first installment paid on signing and annually for three years thereafter. Post-judgment interest was payable on the outstanding $7,725.

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

8. Government Obligations (continued)

In May 2008, the Company paid $12,575 of the aggregate obligation, which consisted of the initial $10,000 payment to the DOJ, and the first installment of $2,575 to the SEC, inclusive of all pre-judgment interest. In 2009 and 2010, the Company paid $6,575 of the aggregated obligation each year, which consisted of the $4,000 annual installment to the DOJ and the $2,575 annual installment to the SEC, inclusive of all pre-judgment interest.

In May 2011, the Company paid the remaining related aggregated obligation of $6,575, consisting of $4,000 and $2,575 to the DOJ and SEC, respectively, and in October 2011 paid $118, which completed payment of the post-judgment interest owed under the settlement agreements. All sums due under the settlement agreements have now been paid in full.

9. Long-term Debt

Long-term debt as of December 31, 2012 and 2011 was as follows:

	December 31, 2012	December 31, 2011
Term loan, net of unamortized discount of $4,983 and $7,138	$184,187	$168,733
Borrowings under credit facility	104,407	59,357
6.5% senior convertible notes, net	-	32,050
Capital lease obligations	3,598	5,418
Other obligations	11,628	2,190

Total debt	303,820	267,748
Less: current portion	(7,186)	(33,654)

Long-term debt, net	$296,634	$234,094

Amended and Restated Credit Agreement

Pursuant to an Amendment and Restatement Agreement dated as of November 8, 2012, the Company’s credit agreement dated as of June 30, 2010 (the “2010 Credit Agreement”) was amended and restated in its entirety (the “Amended and Restated Credit Agreement”). The 2010 Credit Agreement consisted of a four-year, $300,000 term loan facility (the “Term Loan Facility”) maturing on June 30, 2014 and a three-year revolving credit facility of $175,000 maturing on June 30, 2013 (the “Revolving Credit Facility”). Under the Amended and Restated Credit Agreement, certain existing lenders under the Revolving Credit Facility, holding an aggregate amount of commitments equal to $115,000, agreed that the maturity applicable to such commitments would be extended one year, to June 30, 2014.

The Amended and Restated Credit Agreement provides for additional term loans in an amount equal to $60,000, which will be pari passu in right of payment with, and secured on a pari passu basis with the Company’s existing Term Loan outstanding under the 2010 Credit Agreement. The additional term loans were drawn in full on the effective date of the Amended and Restated Credit Agreement. The additional term loans were issued at a discount such that the funded portion was equal to 97 percent of the principal amount of additional term loans. The additional term loans will mature on June 30, 2014, the same maturity date as the Company’s existing Term Loan under the 2010 Credit Agreement.

The Company’s primary source of capital is its cash on hand, cash flow from operations and borrowings under its Revolving Credit Facility. Under the 2010 Credit Agreement, the Revolving Credit Facility was available for letters of credit and for revolving loans, which could be used for working capital and general corporate purposes. 100 percent of the Revolving Credit Facility could be used to obtain letters of credit and revolving loans had a sublimit of $150,000. On March 4, 2011, as part of an amendment to the 2010 Credit Agreement, the Company agreed to limit its revolver borrowings to $25,000, with the exception of proceeds from revolving borrowings used to make any payments in respect of both the 2.75% Convertible Senior Notes (the “2.75% Notes”) and the 6.5% Senior Convertible Notes (the “6.5% Notes”), until its Maximum Total Leverage Ratio is 3.00 to 1.00 or less. As such, subsequent to this amendment, on March 15, 2011, the Company borrowed $59,357 under the Revolving Credit Facility to fund the repayment of the 2.75% Notes and borrowed an additional $25,000 under the Revolving Credit Facility on July 20, 2012.

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

9. Long-term Debt (continued)

The Amended and Restated Credit Agreement effectively modifies the sublimit described above by including a sublimit for any new borrowings under the Revolving Credit Facility after the effective date of the Amended and Restated Credit Agreement. This sublimit for new borrowings will range from $0 to $50,000 as determined by reference to a formula, which will permit new revolver borrowings only if the Company first makes voluntary prepayments and/or mandatory repayments or prepayments of revolver borrowings from the net proceeds of asset sales, equity issuances or other sources. This new sublimit does not apply to new borrowings under the Revolving Credit Facility which are used to make payments of amounts due or outstanding in respect of the 6.5% Notes. However, if on or after March 31, 2013, the Company has received net proceeds from asset sales or equity issuances equal to or exceeding $90,000, the sublimit for borrowings will be $50,000 with an increase to $75,000 after the close of any fiscal quarter in which its Maximum Total Leverage Ratio is 2.25 to 1.00 or less, in each case, including any borrowings under the Revolving Credit Facility used to make payments of amounts due or outstanding in respect of the 6.5% Notes. As such, in consideration of these modifications, on November 20, 2012, the Company repaid $12,000 of its outstanding borrowings under the Revolving Credit Facility and borrowed $32,050 under the Revolving Credit Facility to fund the repayment of the 6.5% Notes on December 12, 2012.

Interest payable under the 2010 Credit Agreement was determined by the loan type. As of December 31, 2012, the interest rates on the Term Loan Facility and Revolving Credit Facility (both Eurocurrency rate loans) were 9.5% and 4.2%, respectively. Interest payments on Eurocurrency rate loans were payable in arrears on the last day of such interest period, and, in the case of interest periods of greater than three months, on each business day which occurs at three month intervals from the first day of such interest period. Interest payments on base rate loans are payable quarterly in arrears on the last business day of each calendar quarter. The applicable margins for revolving loans under the Amended and Restated Credit Agreement remain unchanged through June 30, 2013. However, beginning on July 1, 2013 and continuing through the June 30, 2014 extended maturity date, the applicable margin on revolving Eurocurrency rate loans increases to 7.5%, and the applicable margin on revolving base rate loans increases to 6.5%, in each case irrespective of the then current Maximum Total Leverage Ratio.

Under the Amended and Restated Credit Agreement, mandatory prepayments in respect of asset dispositions, events of loss and equity issuances may be applied at the option of the Company to revolving loans, outstanding term loans, or any combination thereof, without any reduction in the commitments under the Revolving Credit Facility.

The table below sets forth the primary covenants in the Amended and Restated Credit Agreement, which have been modified from the 2010 Credit Agreement, and the calculation with respect to these covenants at December 31, 2012:

	Covenants Requirements	Actual Ratios at December 31, 2012
Maximum Total Leverage Ratio(1) (debt divided by Consolidated EBITDA) should be less than:	4.00 to 1	3.45
Minimum Interest Coverage Ratio(2) (Consolidated EBITDA divided by Consolidated Interest Expense as defined in the Amended and Restated Credit Agreement) should be equal to or greater than:	2.75 to 1	4.19

(1)	The Maximum Total Leverage Ratio decreases to 3.25 as of March 31, 2013, 3.00 as of June 30, 2013 and 2.75 as of September 30, 2013.
(2)	The Minimum Interest Coverage Ratio increases to 3.00 as of December 31, 2013.

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

9. Long-term Debt (continued)

The Maximum Total Leverage Ratio requirement declined to 4.00 to 1 at December 31, 2012 from 5.50 to 1 at September 30, 2012. The Minimum Interest Coverage Ratio increased to 2.75 to 1 at December 31, 2012 from 2.25 to 1 at September 30, 2012. Depending on its financial performance, the Company may be required to request additional amendments, or waivers for the primary covenants, dispose of assets, or obtain refinancing in future periods. There can be no assurance that the Company will be able to obtain additional amendments or waivers, complete asset sales, or negotiate agreeable refinancing terms should it become needed.

The Amended and Restated Credit Agreement also includes customary affirmative and negative covenants, including:

•	Limitations on capital expenditures (greater of $70,000 or 25% of EBITDA).

•	Limitations on indebtedness.

•	Limitations on liens.

•	Limitations on certain asset sales and dispositions.

•	Limitations on certain acquisitions and asset purchases if certain liquidity levels are not maintained.

A default under the Amended and Restated Credit Agreement may be triggered by events such as a failure to comply with financial covenants or other covenants or a failure to make payments when due under the Amended and Restated Credit Agreement; a failure to make payments when due in respect of, or a failure to perform obligations relating to, other debt obligations in excess of $15,000; a change of control of the Company; and certain insolvency proceedings. A default under the Amended and Restated Credit Agreement would permit the Administrative Agent, Crédit Agricole, and the lenders to terminate their commitment to make cash advances or issue letters of credit, require the immediate repayment of any outstanding cash advances with interest and require the cash collateralization of outstanding letter of credit obligations.

As of December 31, 2012, the Company was in compliance with all covenants under the Amended and Restated Credit Agreement.

During the year ended December 31, 2012, the Company made payments of $46,700 against its existing Term Loan that resulted in the recognition of a $3,405 loss on early extinguishment of debt. These losses represent the write-off of unamortized Original Issue Discount and financing costs inclusive of early payment fees.

Incurred unamortized debt issue costs associated with both the Amended and Restated Credit Agreement and the 2010 Credit Agreement are $9,333 and $9,427 as of December 31, 2012 and December 31, 2011, respectively. These debt issue costs are included in “Other assets” on the Consolidated Balance Sheet at December 31, 2012. These costs will continue to be amortized to interest expense over the remaining terms of the Revolving Credit Facility and Term Loan Facility, respectively.

6.5% Senior Convertible Notes

In December 2005, the Company completed a private placement of $65,000 aggregate principal amount of its 6.5% Notes, pursuant to a purchase agreement. During the first quarter of 2006, the initial purchasers of the 6.5% Notes exercised their options to purchase an additional $19,500 aggregate principal amount of the 6.5% Notes. The primary offering and the purchase option of the 6.5% Notes totaled $84,500. The 6.5% Notes were subject to the terms and conditions of the Indenture governing the 6.5% Notes.

On November 7, 2012, following receipt of the required consents, the Company entered into a fifth supplemental indenture (the “Fifth Supplemental Indenture”) to the Indenture for the 6.5% Notes. The Fifth Supplemental Indenture further amended Section 6.13 of the Indenture so that certain restrictions on the Company’s ability to incur indebtedness were not applicable to borrowings by the Company under the Amended and Restated Credit Agreement during the period from and including the effective date of the Fifth Supplemental Indenture through and including December 15, 2012. The 6.5% Notes matured on December 15, 2012 and the Company repaid the 6.5% Notes in full, which consisted of a cash payment of $33,092 to the holders of the 6.5% Notes, which included $1,042 of accrued interest and the $32,050 outstanding principal balance. In order to fund the repayment, the Company borrowed $32,050 under the Revolving Credit Facility. The 6.5% Notes were general senior unsecured obligations. Interest was paid semi-annually on June 15 and December 15. Upon maturity, the principal amount plus the accrued interest through the day prior to the maturity date was payable only in cash.

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

9. Long-term Debt (continued)

The amount of interest expense recognized and effective interest rate related to this debt for the years ended December 31, 2012, 2011, and 2010 were as follows:

	Year Ended December 31,
	2012	2011	2010
Contractual coupon interest	$1,996	$2,083	$2,083
Amortization of discount	—	—	600

Interest expense	$1,996	$2,083	$2,683

Effective interest rate	6.50%	6.50%	8.46%

2.75% Convertible Senior Notes

In 2004, the Company completed a primary offering of $60,000 of the 2.75% Notes. In addition, the initial purchasers of the 2.75% Notes exercised their option to purchase an additional $10,000 aggregate principal amount of the 2.75% Notes. The primary offering and purchase option of the 2.75% Notes totaled $70,000. The holders of the 2.75% Notes had the right to require the Company to purchase the 2.75% Notes, including unpaid interest, on March 15, 2011, 2014, and 2019 or upon a change of control related event. On March 15, 2011, the holders exercised their right and the Company made a cash payment of $59,357 to the holders, which included $332 of accrued interest. In order to fund the purchase, the Company borrowed $59,357 under the Revolving Credit Facility. The 2.75% Notes were general senior unsecured obligations. Interest was paid semi-annually on March 15 and September 15. The 2.75% Notes would have matured on March 15, 2024 if the notes had not been repurchased earlier. Upon maturity, the principal amount plus the accrued interest through the day prior to the maturity date was payable only in cash.

The amount of interest expense recognized and effective interest rate related to this debt for the years ended December 31, 2012, 2011, and 2010 were as follows:

	Year Ended December 31,
	2012	2011	2010
Contractual coupon interest	$—	$—	$1,632
Amortization of discount	—	—	2,604

Interest expense	$—	$—	$4,236

Effective interest rate	N/A	N/A	7.40%

Capital Leases

The Company has entered into multiple capital lease agreements to acquire various construction and transportation equipment which have a weighted average of interest paid of 7.71 percent. Assets held under capital leases at December 31, 2012 and 2011 are summarized below:

	December 31,
	2012	2011
Construction equipment	$3,615	$3,615
Transportation equipment	2,619	2,619
Furniture and equipment	3,506	3,562

Total assets held under capital lease	9,740	9,796
Less: accumulated depreciation	(3,910)	(4,723)

Net assets under capital lease	$5,830	$5,073

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

9. Long-term Debt (continued)

The following are the minimum lease payments for assets financed under capital lease arrangements as of December 31, 2012 and for each of the next five years and thereafter:

Fiscal year:
2013	$1,564
2014	1,052
2015	1,003
2016	480
2017	—
Thereafter	—

Total minimum lease payments under capital lease obligations	4,099
Less: future interest expense	(501)

Net minimum lease payments under capital leases obligations	3,598
Less: current portion of net minimum lease payments	(1,317)

Long-term net minimum lease payments	$2,281

Maturities

The principal amounts due under our remaining debt obligations as of December 31, 2012 for each of the next five years and thereafter is as follows:

Fiscal year:
2013	$2,391
2014	295,797
2015	2,220
2016	2,220
2017	1,875
Thereafter	—

$304,503

Other Obligations

The Company has unsecured credit facilities with banks in certain countries outside the United States. Borrowings in the form of short-term notes and overdrafts are made at competitive local interest rates. Generally, each line is available only for borrowings related to operations in a specific country. Credit available under these facilities is approximately $6,381 at December 31, 2012. There were no outstanding borrowings made under these facilities at December 31, 2012 or 2011.

Fair Value of Debt

The estimated fair value of the Company’s debt instruments as of December 31, 2012 and December 31, 2011 was as follows:

	December 31, 2012	December 31, 2011
Term Loan	$192,752	$178,947
Borrowings under Revolving Credit Facility	104,407	59,357
6.5% Senior Convertible Notes	—	31,613
Capital lease obligations	3,598	6,464
Other obligations	11,628	2,190

Total fair value of debt instruments	$312,385	$278,571

The Term Loan, revolver borrowings, capital lease obligations and other obligations are classified within Level 2 of the fair value hierarchy. The fair values of these instruments have been estimated using discounted cash flow analyses based on the Company’s incremental borrowing rate for similar borrowing

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

9. Long-term Debt (continued)

arrangements. A significant increase or decrease in the inputs could result in a directionally opposite change in the fair value of these instruments. The fair value of the Company’s 6.5% Notes at December 31, 2011 was estimated using market prices and was classified within Level 1 of the fair value hierarchy.

10. Retirement Plans and Benefits

Multiemployer Plans

The Company contributes to a number of multiemployer defined benefit pension plans under the terms of collective-bargaining agreements that cover certain union-represented employees. Currently, the Company has no intention to withdraw from these plans. The risks of participating in a multiemployer plan are different from single-employer plans in the following aspects:

a.	Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

b.	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

c.	If a participating employer chooses to stop participating in a multiemployer plan, the employer may be required to pay the plan an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

The Employee Retirement Income Security Act of 1974 (“ERISA”), as amended by the Multi-Employer Pension Plan Amendments Act of 1980, imposes certain liabilities upon employers who are contributors to a multi-employer plan in the event of the employer’s withdrawal from, or upon termination of, such plan. The plans do not maintain information on the net assets and actuarial present value of the plans' unfunded vested benefits allocable to the Company. As such, the amount, if any, for which the Company may be contingently liable, is not ascertainable at this time.

The majority of the Company’s unionized employees work in the building and construction industry (“B&C”), and therefore, the Company believes it satisfies the criteria for the B&C industry exception under ERISA for those multiemployer pension plans that primarily cover employees in the B&C industry. As a result, the Company does not expect to be assessed a withdrawal liability when it ceases making contributions to those plans after the completion of a project or projects, so long as it does not continue to perform work in the jurisdiction of the pension plan on a non-union basis. The applicability of the B&C industry proviso is fact specific, so there can be no assurance in any particular situation whether the B&C proviso applies or whether withdrawal liability will be assessed.

The Pension Protection Act of 2006 added new funding rules generally applicable to plan years beginning after 2007 for multiemployer plans that are classified as “endangered,” “seriously endangered,” or “critical” status. For a plan in endangered, seriously endangered or critical status, additional required contributions and benefit reductions may apply. A number of plans to which the Company's business units contribute or may contribute in the future are in "endangered" or “critical” status. Certain of these plans may require additional contributions, generally in the form of a surcharge on future benefit contributions required for future work performed by union employees covered by these plans. The amount of additional funds, if any, that the Company may be obligated to contribute to these plans in the future cannot be estimated, as such amounts will likely be based on future levels of work that require the specific use of those union employees covered by these plans.

The following table contains a summary of plan information relating to the Company’s participation in multiemployer pension plans, including Company contributions for the last three years, status of the multiemployer plan, and whether the plan is subject to a funding improvement, rehabilitation plan or contribution surcharges. Information has been presented separately for individually significant plans (defined as plans that make up 70 to 80 percent of the total Company defined benefit contributions and any plan that exceeds individual contributions of $100 in any plan year presented).

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

10. Retirement Plans and Benefits (continued)

Fund	EIN/PN	PPA Zone Status (1)	Plan Year End for Zone Status	Subject to Funding Improvement/ Rehabilitation Plan(2)	2012 Contributions	2011 Contributions	2010 Contributions	Surcha- rge Impose	Expiration Date of Collective Bargaining Agreement
Boilermaker-Blacksmith National Pension Trust	48-6168020/001	Green	12/31/2012	No	$6,577	$3,759	$3,797	No	12/31/2013

Pennsylvania Heavy and Highway Contractors Pension Trust	23-6531755/001	Green	12/31/2012	No	$1,192	$625	$311	No	5/31/2013

Plumbers and Pipefitters National Pension Fund	52-6152779/001	Yellow	6/30/2012	Yes	$731	$431	$324	No	6/30/2013

Pension Plan of Steamfitters Pension Fund 475	22-6029738/001	Yellow	12/31/2012	Yes	$207	$81	$202	No	4/30/2013

Central Pension Fund of the IUOE and Participating Employers	36-6052390/001	Green	1/31/2012	No	$126	$45	$202	No	5/31/2013

Plumbers and Pipefitters Local 553 Pension Plan	37-6052808/001	Yellow	12/31/2012	Yes	$303	$—	$—	No	12/31/2013

The California Ironworkers Field Pension Trust	95-6042866/001	Yellow	5/31/2012	Yes	$—	$—	$133	No	6/30/2013

Other Funds					$493	$467	$744

Total Contributions:					$9,629	$5,408	$5,713

(1)	The zone status is based on information that Company received from the plan as well as publicly available information per the Department of Labor website and is certified by the plan’s actuary. Among other factors, plans in the red zone are generally less than 65 percent funded, plans in the yellow zone are less than 80 percent funded, and plans in the green zone are at least 80 percent funded.
(2)	The “Subject to Funding Improvement / Rehabilitation Plan” column indicates plans for which a financial improvement plan (FIP) or a rehabilitation plan (RP) is either pending or has been implemented. The last column lists the expiration date(s) of the collective-bargaining agreement(s) to which the plans are subject.

Based upon the most recent and available plan financial information, the Company did not make any contributions that represented more than 5 percent of total plan contributions in any of the plan years presented above.

Defined Contribution Plans

In addition to the contributions noted above to multiemployer defined benefit pension plans, the Company also makes contributions to defined contribution plans. Contributions to all defined contribution plans were $9,353, $6,144 and $6,089 for the years ended December 31, 2012, 2011 and 2010, respectively. The zone status outlined above does not apply to defined contribution plans.

11. Income Taxes

The Company is domiciled in the United States and operates primarily in the U.S., Canada, and Oman. During January 2013, the Company’s operations in Oman were sold. These countries have different tax regimes and tax rates which affect the consolidated income tax provision of the Company and its effective tax rate. Moreover, losses from one country generally cannot be used to offset taxable income from another country and some expenses incurred in certain tax jurisdictions receive no tax benefit thereby affecting the effective tax rate.

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

11. Income Taxes (continued)

Income (loss) before income taxes on continuing operations consists of:

	Year Ended December 31,
	2012	2011	2010
Foreign	$(838)	$(7,731)	$3,653
United States	(18,702)	(237,405)	(58,498)

	(19,540)	(245,136)	(54,845)
Noncontrolling interest	976	1,195	1,207

	$(18,564)	$(243,941)	$(53,638)

Provision (benefit) for income taxes on continuing operations by country consists of:

	Year Ended December 31,
	2012	2011	2010
Current provision (benefit):
Foreign	$2,987	$(4,173)	$2,980
United States:
Federal	117	(1,672)	(8,540)
State	1,336	2,258	1,811

	4,440	(3,587)	(3,749)

Deferred tax expense (benefit):
Foreign	251	3,338	(1,816)
United States	36	(33,309)	(23,386)

	287	(29,971)	(25,202)

Total provision (benefit) for income taxes	$4,727	$(33,558)	$(28,951)

The provision for income taxes has been determined based upon the tax laws and rates in the countries in which operations are conducted and income is earned. The Company and its subsidiaries operating in the United States are subject to federal income tax rates up to 35 percent and varying state income tax rates and methods of computing tax liabilities. The Company’s principal international continuing operations are in Canada. Oman’s operations were sold in January 2013. The Company’s subsidiaries in Canada are subject to a corporate income tax rate of 25 percent. The Company did not have any non-taxable foreign earnings from tax holidays for taxable years 2010 through 2012.

The Company has analyzed its operations in the U.S. and Canada. The Company’s current operating strategy is not to reinvest all earnings of its operations internationally. Instead, dividends are distributed to the U.S. parent or its U.S. affiliates. No deemed dividends were paid from foreign operations to Willbros Group, Inc. or its domestic subsidiaries during 2012.

In April 2011, the Company discontinued its strategy of reinvesting foreign earnings in foreign operations. This change in strategy continues through December 31, 2012. Due to the current deficit in foreign earnings and profits, the Company does not anticipate a significant tax expense related to future repatriations of foreign earnings in the United States.

A reconciliation of the differences between the provision for income tax computed at the appropriate statutory rates and the reported provision for income taxes is as follows. For 2012, 2011 and 2010, the Company was domiciled in the U.S., which has a 35 percent statutory tax rate.

Certain immaterial revisions were made to the 2011 amounts of gross deferred tax assets, gross deferred tax liabilities and the valuation allowance. These revisions had no impact on the Company’s net deferred tax liabilities.

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

11. Income Taxes (continued)

	2012	2011	2010
Taxes on earnings at statutory rate in domicile of parent company	$(6,844)	$(84,677)	$(18,945)
Earnings taxed at rates less or greater than parent company rates:
United States	—	—	—
Foreign	1,991	5,773	(149)
State income taxes, net of U.S. federal benefit	869	(767)	(1,326)
Contingent earnout	—	(3,500)	(15,869)
Other impairment	(992)	—	—
Goodwill impairment	1,282	23,372	—
Non deductibles	5,087	1,651	1,462
Acquisition costs	(128)	—	1,208
Changes in provision for unrecognized tax positions	1,154	(786)	(931)
Change in valuation allowance	3,806	26,902	16
Stock-based compensation	1,100	915	3,865
Deferred tax adjustments	(3,543)	(85)	(86)
Other	945	(2,356)	1,804

Total provision (benefit) for income taxes	$4,727	$(33,558)	$(28,951)

During 2012, the Company accrued $117 and $752 for uncertain tax positions related to current year and prior years, respectively. In addition, uncertain tax positions were decreased by $149 due to settlements. Of the aforementioned changes, $267 related to discontinued operations. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Year Ended December 31,
	2012	2011
Beginning balance	$2,581	$3,649
Change in measurement of existing tax positions related to expiration of statute of limitations	(55)	(859)
Additions based on tax positions related to the current year	117	126
Additions based on tax positions related to prior years	752	(259)
Settlements	(149)	—
Foreign exchange difference in Canadian operations	44	(76)

Ending balance	$3,290	$2,581

The $3,290 of unrecognized tax benefits will impact the Company’s effective tax rate if ultimately recognized. This amount is inclusive of unrecognized tax benefits related to discontinued operations in the amount of $543 which was reduced due to the sale of Oman’s operation in January 2013. The Company does not expect to have significant changes in unrecognized tax benefits within the next twelve months except due to the expiration of statute of limitations. Assuming that the statute of limitations expires, the Company would release reserves in the amount of $1,678.

The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. During the years ended December 31, 2012, 2011 and 2010, the Company has recognized $760, $232 and $223, respectively, in interest and penalties expense. The cumulative accrual for interest and penalties carried on the balance sheets as of December 31, 2012 and 2011 is $2,209 and $1,449, respectively.

The Company files income tax returns in the United States federal jurisdiction, in various states and in various foreign jurisdictions. The Company is subject to examination for 2008 forward for the United States and the majority of the state jurisdictions, for 2010 forward in Canada, and for 2008 forward with respect to Oman.

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

11. Income Taxes (continued)

The principal components of the Company’s net deferred tax assets (liabilities) are:

	December 31,
	2012	2011
Deferred tax assets:
Current:
Accrued vacation	$4,292	$2,931
Allowance for doubtful accounts	952	472
Estimated loss	1,814	1,635
Prepaid expenses	8,919	5,587
Various accrued liabilities	1,001	1,289
Other	502	—

	17,480	11,914
Non-current:
Deferred compensation	3,871	3,347
Insurance reserve	2,475	1,438
Term loan amortization	1,332	2,666
Goodwill impairment	55,142	19,892
U.S. tax net operating loss carry forwards	20,991	16,277
State tax net operating loss carry forwards	8,480	8,526
Foreign tax net operating loss carry forwards	4,632	—
Bond discount amortization	919	—
Other	2,802	2,482

Gross deferred tax assets	118,124	66,542
Valuation allowance	(51,916)	(36,871)

Deferred tax assets, net of valuation allowance	66,208	29,671
Deferred tax liabilities:
Current:
Partnership tax deferral	—	(80)

	—	(80)
Non-current:
Goodwill and intangibles	(35,218)	1,125
Unbilled profit/retainage	—	115
Depreciation	(29,575)	(30,781)

Deferred tax liabilities	(64,793)	(29,541)

Net deferred tax assets	$1,415	$50

United States	$948	$1,040
Foreign	467	(990)

Net deferred tax assets	$1,415	$50

The valuation allowance for deferred income tax assets at December 31, 2012 and 2011 was $51,916 and $36,871, respectively. The ultimate realization of deferred tax assets related to net operating loss carry forwards, including federal and state net operating loss carry forwards, is dependent upon the generation of future taxable income in a particular tax jurisdiction during the periods in which the use of such net operating

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

11. Income Taxes (continued)

losses are allowed. The Company considers future taxable income, including the impacts of reversing taxable temporary differences, future forecasted income and available tax planning strategies, when evaluating whether deferred tax assets are more likely than not to be realized prior to expiration.

At December 31, 2012, the Company has remaining U.S. federal net operating loss carry forwards of $59,973 and state net operating loss carry forwards of $146,129. Australia has a net operating loss carry forward of $12,982.

The Company’s U.S. federal net operating losses expire beginning in 2031. The Company’s state net operating losses generally expire 20 years after the period in which the net operating loss was incurred. The Company filed an amended U.S. Federal tax return to carry back operating losses incurred in 2010 of approximately $30,031 to offset taxable income in 2008. Additionally, management will be carrying back 2011 tax losses to the extent of taxable income in 2009. After the effect of tax planning strategies, carrybacks of certain federal net operating losses, reversals of existing temporary differences, and projections for future taxable income over the periods in which the deferred tax assets can be utilized to offset taxable income, the remaining net federal deferred tax asset is not more likely than not realizable in the foreseeable future.

12. Stockholders’ Equity

Stock Ownership Plans

In May 1996, the Company established the Willbros Group, Inc. 1996 Stock Plan (the “1996 Plan”) with 1,125,000 shares of common stock authorized for issuance to provide for awards to key employees of the Company, and the Willbros Group, Inc. Director Stock Plan (the “Director Plan”) with 125,000 shares of common stock authorized for issuance to provide for the grant of stock options to non-employee directors. The number of shares authorized for issuance under the 1996 Plan, and the Director Plan, was increased to 4,825,000 and 225,000, respectively, by stockholder approval. The Director Plan expired August 16, 2006.

In 2006, the Company established the 2006 Director Restricted Stock Plan (the “2006 Director Plan”) with 50,000 shares authorized for issuance to grant shares of restricted stock and restricted stock rights to non-employee directors. The number of shares authorized for issuance under the 2006 Director Plan was increased in 2008 to 250,000 and in 2012 to 550,000, by stockholder approval.

On May 26, 2010, the Company established the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan (the “2010 Plan”) with 2,100,000 shares of common stock authorized for issuance (increased in 2012 to 3,450,000 shares by stockholder approval) to provide for awards to key employees of the Company. All future grants of stock awards to key employees will be made through the 2010 Plan. As a result, the 1996 Plan was frozen, with the exception of normal vesting, forfeiture and other activity associated with awards previously granted under the 1996 Plan. At December 31, 2012, the 2010 Plan had 1,960,550 shares available for grant.

Restricted stock and restricted stock units or rights, also described collectively as restricted stock units (“RSUs”), and options granted to employees vest generally over a three to four year period. Options granted under the 2010 Plan expire 10 years subsequent to the grant date. Upon stock option exercise, common shares are issued from treasury stock. Options granted under the Director Plan are fully vested. Restricted stock and restricted stock rights granted under the 2006 Director Plan vest one year after the date of grant. At December 31, 2012, the 2006 Director Plan had 230,829 shares available for grant. For RSUs granted prior to March of 2009, certain provisions allow for accelerated vesting upon eligible retirement. Additionally, certain provisions allow for accelerated vesting in the event of involuntary termination not for cause or a change of control of the Company. During the years ended December 31, 2012, 2011, and 2010, $1,087, $475 and $669, respectively, of compensation expense was recognized due to accelerated vesting of RSU’s due to retirements and separation from the Company.

Share-based compensation related to RSU’s is recorded based on the Company’s stock price as of the grant date. Expense from both stock options and RSU’s, which is inclusive of both liability-based and equity-based stock awards, totaled $7,607, $9,706 and $8,379, respectively, for the years ended December 31, 2012, 2011, and 2010.

The Company determines fair value of stock options as of its grant date using the Black-Scholes valuation method. No options were granted during the years ended December 31, 2012, 2011, or 2010.

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

12. Stockholders’ Equity (continued)

The Company’s stock option activity and related information consist of:

	Year Ended December 31,
	2012
	Shares	Weighted-Average Exercise Price
Outstanding, beginning of year	227,750	$15.28
Granted	—	—
Exercised	—	—
Forfeited or expired	—	—

Outstanding, end of year	227,750	$15.28

Exercisable at end of year	227,750	$15.28

As of December 31, 2012, the aggregate intrinsic value of stock options outstanding and stock options exercisable was $0. The weighted average remaining contractual term of outstanding and stock options exercisable is 2.46 years and 2.46 years, respectively, at December 31, 2012. The total intrinsic value of options exercised was $0, $0 and $0 during the years ended December 31, 2012, 2011 and 2010, respectively. There was no material tax benefit realized related to those exercises. The total fair value of options vested during the years ended December 31, 2012, 2011, and 2010 was $0, $135 and $87, respectively.

The Company did not have any nonvested stock options at December 31, 2012 and December 31, 2011.

The Company’s RSU activity and related information consist of:

	Year Ended December 31,
	2012
	Shares	Weighted-Average Grant-Date Fair Value
Nonvested, beginning of year	1,143,011	$10.84
Granted	884,731	3.85
Vested, shares released	(653,418)	10.45
Forfeited	(152,347)	8.03

Nonvested, end of year	1,221,977	$6.51

The total fair value of RSU’s vested during the years ended December 31, 2012, 2011 and 2010 was $6,830, $6,406 and $13,911, respectively.

As of December 31, 2012, there was a total of $5,001 of unrecognized compensation cost, net of estimated forfeitures, related to all non-vested stock-based compensation arrangements granted under the Company’s stock ownership plans. That cost is expected to be recognized over a weighted-average period of 2.11 years.

Warrants to Purchase Common Stock

In 2006, the Company completed a private placement of equity to certain accredited investors pursuant to which the Company issued and sold 3,722,360 shares of the Company’s common stock resulting in net proceeds of $48,748. In conjunction with the private placement, the Company also issued warrants to purchase an additional 558,354 shares of the Company’s common stock. Each warrant was exercisable, in whole or in part, until 60 months from the date of issuance at an exercise price of $19.03 per share.

The fair value of the warrants was $3,423 on the date of the grant, as calculated using the Black-Scholes option-pricing model. There were zero warrants outstanding at both December 31, 2012 and 2011. These warrants expired, unexercised, on October 27, 2011.

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

13. Income (Loss) Per Common Share

Basic income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted income (loss) per share is based on the weighted average number of shares outstanding during each period and the assumed exercise of potentially dilutive stock options and warrants and vesting of RSUs less the number of treasury shares assumed to be purchased from the proceeds using the average market price of the Company’s stock for each of the periods presented. The Company’s convertible notes are included in the calculation of diluted income per share under the “if-converted” method. Additionally, diluted income (loss) per share for continuing operations is calculated excluding the after-tax interest expense associated with the convertible notes since these notes are treated as if converted into common stock.

Basic and diluted loss per common share is computed as follows:

	Year Ended December 31,
	2012	2011	2010
Loss from continuing operations	$(23,291)	$(210,383)	$(24,687)
Less: Income attributable to noncontrolling interest	—	—	—

Net loss from continuing operations attributable to Willbros Group, Inc. (numerator for basic calculation)	(23,291)	(210,383)	(24,687)
Add: Interest and debt issuance costs associated with convertible notes	—	—	—

Net loss from continuing operations applicable to common shares (numerator for diluted calculation)	$(23,291)	$(210,383)	$(24,687)

Weighted average number of common shares outstanding for basic income per share	48,019,303	47,475,680	43,013,934
Weighted average number of potentially dilutive common shares outstanding	—	—	—

Weighted average number of common shares outstanding for diluted income per share	48,019,303	47,475,680	43,013,934

Loss per common share from continuing operations:
Basic	$(0.49)	$(4.43)	$(0.58)

Diluted	$(0.49)	$(4.43)	$(0.58)

The Company has excluded shares potentially issuable under the terms of use of the securities listed below from the number of potentially dilutive shares outstanding as the effect would be anti-dilutive:

	Year Ended December 31,
	2012	2011	2010
2.75% Convertible Senior Notes	—	—	3,048,642
6.5% Senior Convertible Notes	—	1,825,587	1,825,587
Stock options	227,750	181,666	185,397
Warrants to purchase common stock	—	—	536,925
Restricted stock and restricted stock rights	263,119	158,672	343,905

	490,869	2,165,925	5,940,456

In accordance with the FASB’s standard on earnings per share – contingently convertible instruments, the shares issuable upon conversion of the convertible notes would have been included in diluted income (loss) per share, if those securities were dilutive, regardless of whether the Company’s stock price was greater than or equal to the conversion prices of $17.56 and $19.47, respectively. However, these securities are only dilutive to the extent that interest per weighted average convertible share does not exceed basic earnings per share. For the year ended December 31, 2012, the related interest per convertible share associated with the 6.5% Senior Convertible Notes did not exceed basic earnings per share for the current period. As such, those shares have not been included in the computation of diluted earnings per share.

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

14. Segment Information

The Company’s segments are comprised of strategic businesses that are defined by the industries or geographic regions they serve. Each is managed as an operation with well-established strategic directions and performance requirements.

In January 2012, the Company changed the way it manages its business and realigned its segments. Canada was designated as a separate segment in recognition of the tremendous growth potential in the oil sands and the growth and performance objectives established for the country management team. The remainder of the Upstream Oil & Gas segment and the Downstream Oil & Gas segment were combined into a single new segment entitled “Oil & Gas” with two primary business activities – Professional Services and Construction and Maintenance. In addition, one of the Company’s Utility T&D businesses, Premier, was moved into the Oil & Gas segment under Professional Services to augment the Company’s integrity service business.

In January 2013, the Company implemented a change to its operational and organizational structure in order to emphasize its commitment to its engineering, procurement and integrity services and to align its business interests to better reflect market conditions. As a result, the Company created a new and fourth segment, Professional Services. Professional Services, together with Oil & Gas, Utility T&D and Canada represent the Company’s organizational structure for which its operating results are reported. Previously reported segments by periods have been revised to conform to this new structure.

Management evaluates the performance of each operating segment based on operating income. To support the segments, the Company has a focused corporate operation led by the executive management team, which, in addition to oversight and leadership, provides general, administrative and financing functions for the organization. The costs to provide these services are allocated, as are certain other corporate costs, to the four operating segments.

The tables below have been revised to reflect the Company’s operations by its current reportable segments for the years ended December 31, 2012, 2011, and 2010:

	Year Ended December 31, 2012
	Oil & Gas	Utility T&D	Professional Services	Canada	Eliminations	Consolidated
Revenue	$902,688	$483,603	$330,594	$216,793	$(4,878)	$1,928,800
Operating expenses	904,167	470,639	319,168	216,833	(4,878)	1,905,929
Goodwill impairment	—	8,067	—	—	—	8,067

Operating income (loss)	$(1,479)	$4,897	$11,426	$(40)	$—	14,804

Other expense						(33,368)
Provision for income taxes						4,727

Loss from continuing operations						(23,291)
Loss from discontinued operations net of provision (benefit) for income taxes						(5,944)

Loss from continuing and discontinued operations						(29,235)
Less: Income attributable to noncontrolling interest						(976)

Net loss attributable to Willbros Group, Inc.						$(30,211)

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

14. Segment Information (continued)

	Year Ended December 31, 2011
	Oil & Gas	Utility T&D	Professional Services	Canada	Eliminations	Consolidated
Revenue	$560,202	$388,438	$278,101	$153,411	$(3,783)	$1,376,369
Operating expenses	586,655	392,617	275,627	148,741	(3,783)	1,399,857
Goodwill impairment	30,709	143,543	2,113	2,210		178,575
Change in fair value of contingent earnout liability	—	—	—	—	—	(10,000)

Operating income (loss)	$(57,162)	$(147,722)	$361	$2,460	$—	(192,063)

Other expense						(51,878)
Benefit for income taxes						(33,558)

Loss from continuing operations						(210,383)
Loss from discontinued operations net of provision (benefit) for income taxes						(82,438)

Loss from continuing and discontinued operations						(292,821)
Less: Income attributable to noncontrolling interest						(1,195)

Net loss attributable to Willbros Group, Inc.						$(294,016)

	Year Ended December 31, 2010
	Oil & Gas	Utility T&D	Professional Services	Canada	Eliminations	Consolidated
Revenue	$529,789	$152,851	$165,181	$157,667	$(2,079)	$1,003,409
Operating expenses	521,680	176,579	162,028	158,093	(2,079)	1,016,301
Goodwill impairment	54,686	—	5,314	—		60,000
Change in fair value of contingent earnout liability	—	—	—	—	—	(45,340)

Operating loss	$(46,577)	$(23,728)	$(2,161)	$(426)	$—	(27,552)

Other expense						(26,086)
Benefit for income taxes						(28,951)

Loss from continuing operations						(24,687)
Loss from discontinued operations net of provision (benefit) for income taxes						(11,142)

Loss from continuing and discontinued operations						(35,829)
Less: Income attributable to noncontrolling interest						(1,207)

Net loss attributable to Willbros Group, Inc.						$(37,036)

Depreciation and amortization expense by segment are presented below:

	Year Ended December 31,
	2012	2011	2010
Oil & Gas	$12,700	$15,688	$20,178
Utility T&D	28,299	31,151	15,994
Professional Services	3,150	3,496	3,284
Canada	2,196	2,413	3,344

Total	$46,345	$52,748	$42,800

Amounts above include corporate allocated depreciation of $616, $565 and $3,442 for the years ended December 31, 2012, 2011, and 2010, respectively.

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

14. Segment Information (continued)

Capital expenditures by segment are presented below:

	Year Ended December 31,
	2012	2011	2010
Oil & Gas	$5,766	$3,923	$5,662
Utility T&D	2,061	2,828	4,215
Professional Services	1,227	1,255	445
Canada	661	52	3,987
Corporate	944	1,989	1,326

Total	$10,659	$10,047	$15,635

Total assets by segment as of December 31, 2012 and 2011 are presented below:

	Year Ended December 31,
	2012	2011
Oil & Gas	$329,198	$240,754
Utility T&D	279,480	323,920
Professional Services	88,133	37,753
Canada	103,157	57,783
Corporate	87,338	79,054

Total assets, continuing operations	$887,306	$739,264

Due to a limited number of major projects and clients, the Company may at any one time have a substantial part of its operations dedicated to one project, client and country.

Customers representing 10 percent or more of total contract revenue are as follows:

	Year Ended December 31,
	2012	2011	2010
Oncor	16.3%	15.5%	—%
Fayetteville Express Pipeline, LLC	—%	—%	18.1%

	16.3%	15.5%	18.1%

Information about the Company’s operations in its work countries is shown below:

	Year Ended December 31,
	2012	2011	2010
Contract revenue:
United States	$1,705,653	$1,210,993	$839,505
Canada	216,793	153,411	157,666
Other	6,354	11,965	6,238

	$1,928,800	$1,376,369	$1,003,409

	Year Ended December 31,
	2012	2011
Property, plant and equipment, net:
United States	$117,205	$138,894
Canada	6,689	13,605
Other	91	92

	$123,985	$152,591

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

15. Contingencies, Commitments and Other Circumstances

Contingencies

Resolution of criminal and regulatory matters

In May of 2008, the United States Department of Justice (the “DOJ”) filed an Information and Deferred Prosecution Agreement (“DPA”) in the United States District Court in Houston concluding its investigation into violations of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), by Willbros Group, Inc. and its subsidiary Willbros International, Inc. (“WII”). Also in May 2008, WGI reached a final settlement with the SEC to resolve its previously disclosed investigation of possible violations of the FCPA and possible violations of the Securities Act and the Exchange Act. These investigations stemmed primarily from the Company’s former operations in Bolivia, Ecuador and Nigeria. The settlements together required the Company to pay a total of $32,300 in penalties and disgorgement, over approximately three years, plus post-judgment interest on $7,725, all of which has now been paid. As part of its agreement with the SEC, the Company is subject to a permanent injunction barring future violations of certain provisions of the federal securities laws. As to its agreement with the DOJ, both WGI and WII were subject to the DPA for a period of three years. Among its terms, the DPA provided that, in exchange for WGI’s and WII’s full compliance with the DPA, the DOJ would not continue a criminal prosecution of WGI and WII and with the successful completion of the DPA’s terms, the DOJ would move to dismiss the criminal investigation.

As provided for in the DPA, in 2009, the Company retained a government-approved independent monitor, at the Company’s expense, for a two and one-half year period, who reported to the DOJ on the Company’s compliance with the FCPA and other applicable laws. During the monitorship, the Company provided the monitor with access to information, documents, records, facilities and employees and the monitor filed three written reports with the DOJ. In the reports, the monitor made numerous findings and recommendations to the Company with respect to the improvement of its internal controls and policies and procedures for detecting and preventing violations of applicable anti-corruption laws, and the Company made significant efforts to implement the recommendations.

In the third and final report issued on March 2, 2012, the monitor reviewed the significant changes in the Company since the occurrence of the events leading to filing of the criminal information and the DPA, as well as the Company’s progress in implementing the monitor’s recommendations in the first and second reports. The monitor concluded the third report by certifying that the anti-bribery compliance program of Willbros is appropriately designed and implemented to ensure compliance with the FCPA and other applicable anti-corruption laws. This certification lead to the DOJ filing its motion to dismiss the criminal information and the court’s signing the order of dismissal, with prejudice, on April 2, 2012. The dismissal with prejudice means that the Company may no longer be prosecuted for the offenses listed in the criminal information.

Settlement – Facility Construction Project Dispute

In September 2008, TransCanada awarded the Company the cost-reimbursable plus fixed fee construction contract for seven pump stations in Nebraska and Kansas. On January 13, 2010, TransCanada notified the Company that it was in breach of the contract and was being terminated for cause immediately. At the time of termination, the Company had completed approximately 91.0 percent of its scope of work.

The Company disputed the validity of the termination for cause and challenged the contractual procedure followed by TransCanada for termination for cause, which allows for a 30 day notification period during which time the Company is granted the opportunity to remedy the alleged default. Despite not being granted this time, the Company agreed in good faith to cooperate with TransCanada in an orderly demobilization and handover of the remaining work. Prior to the settlement of this claim in June 2011, the Company had outstanding receivables related to this project of $71,159 and unapproved change orders for additional work of $4,223, which had not been billed. Additionally, there were claims for additional fees totaling $16,442. It is the Company’s policy not to recognize income on unapproved change orders or claims until they have been approved. Accordingly, the $4,223 in pending change orders and the $16,442 of claims were excluded from the Company’s revenue recognition. The preceding balances were partially offset by an unissued billing credit of $2,000 related to a TransCanada mobilization prepayment.

In May and June of 2010, the Company filed liens on the constructed facilities. On June 16, 2010, the Company notified TransCanada that the Company intended to exercise its rights to conflict resolution under the contract, and on July 6, 2010, the International Chamber of Commerce received the Company’s request for arbitration. On September 15, 2010, the Company received TransCanada’s response to the Notice of Arbitration, which included a counterclaim for damages of $23,000 for the alleged breach of contract. In addition, TransCanada disclaimed its responsibility for payment of the current receivable balance outstanding as of June 30, 2011, the unapproved change orders for additional work and claims for additional fees.

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

15. Contingencies, Commitments and Other Circumstances (continued)

On June 24, 2011, the Company and TransCanada entered into an agreement that settled all of the outstanding claims between the parties related to the contract. Under terms of the settlement agreement, the Company received a payment of $61,000, waived all claims for additional costs, fees and change orders, was relieved of any further warranty obligations on the project, agreed to release the liens it had filed, and has been reinstated as an approved bidder to TransCanada and its affiliates. TransCanada also waived its counterclaim. As a result of the settlement, the Company incurred a non-cash charge in its second quarter 2011 results of $8,236, which is included in the “Settlement of project dispute” line item for the year ended December 31, 2011.

On December 21, 2011, the Company resolved the remaining dispute with one subcontractor on the project. The Company is not aware of any other remaining claims or disputes on the project.

Silver Eagle

Prior to a recent payment of $3,500, Construction and Turnaround Services, LLC (“CTS”) a subsidiary of the Company, had uncollected invoices totaling $5,525 from Silver Eagle Refining, Inc. (“Silver Eagle”) on a construction and engineering support contract entered into in January 2011. Silver Eagle paid all of CTS’ invoices on the project until July 28, 2011, but made only one payment after that date until the recent payment. The contract is cost-reimbursable, with labor hours being reimbursable at agreed rates and subcontractor and material costs being reimbursable at cost plus agreed markups.

The contract provides that Silver Eagle has ten days from receipt to dispute an invoice, failing which Silver Eagle will be deemed to have waived its right to withhold payment. No such dispute has ever been timely communicated to CTS.

On August 26, 2011, CTS filed a mechanic’s lien on Silver Eagle’s refinery for the full amount of its claim and further, on August 31, 2011, filed an arbitration action against Silver Eagle. Subsequently, CTS filed an action in Utah State Court to foreclose on its mechanic lien. This action is stayed until the arbitration proceedings are completed.

A three-party arbitration panel has been selected and the Company expects the arbitration hearing to commence in the first quarter of 2013.

The Company believes its lien rights provide substantial protection in the event Silver Eagle is unable to meet its obligations.

The Company believes that its performance of the project fully conforms to all contractual requirements and that the arbitration proceedings will result in an award in CTS’ favor for the full amount of the outstanding invoices. The Company further believes that any collection risk is mitigated by its lien rights. Accordingly, at December 31, 2012, the Company has not recorded an allowance for doubtful accounts against the outstanding receivable.

On February 20, 2013, CTS received a payment of $3,500 from Silver Eagle, leaving an outstanding balance of approximately $2,025 to be pursued in the arbitration. CTS is also seeking interest and attorney fees in the arbitration.

Other

In addition to the matters discussed above and in Note 18 – Discontinuance of Operations, Held for Sale Operations and Asset Disposals, the Company is party to a number of other legal proceedings. Management believes that the nature and number of these proceedings are typical for a firm of similar size engaged in a similar type of business and that none of these proceedings is material to the Company’s consolidated results of operations, financial position or cash flows.

Commitments

From time to time, the Company enters into commercial commitments, usually in the form of commercial and standby letters of credit, surety bonds and financial guarantees. Contracts with the Company’s customers may require the Company to secure letters of credit or surety bonds with regard to the Company’s performance of contracted services. In such cases, the commitments can be called upon in the event of failure to perform contracted services. Likewise, contracts may allow the Company to issue letters of credit

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

15. Contingencies, Commitments and Other Circumstances (continued)

or surety bonds in lieu of contract retention provisions, where the client withholds a percentage of the contract value until project completion or expiration of a warranty period. Retention commitments can be called upon in the event of warranty or project completion issues, as prescribed in the contracts. At December 31, 2012, the Company had approximately $58,140 of outstanding letters of credit, all of which related to continuing operations. This amount represents the maximum amount of payments the Company could be required to make if these letters of credit are drawn upon. Additionally, the Company issues surety bonds customarily required by commercial terms on construction projects. At December 31, 2012, the Company had bonds outstanding, primarily performance bonds, with a face value at $516,323 related to continuing operations. This amount represents the bond penalty amount of future payments the Company could be required to make if the Company fails to perform its obligations under such contracts. The performance bonds do not have a stated expiration date; rather, each is released when the contract is accepted by the owner. The Company’s maximum exposure as it relates to the value of the bonds outstanding is lowered on each bonded project as the cost to complete is reduced. As of December 31, 2012, no liability has been recognized for letters of credit or surety bonds.

Operating Leases

The Company has certain operating leases for various equipment and office facilities. Rental expense for continuing operations excluding daily rentals and reimbursable rentals under cost plus contracts was $23,726 in 2012, $11,308 in 2011, and $14,699 in 2010.

Minimum lease commitments under operating leases as of December 31, 2012, totaled $143,070 and are payable as follows: 2013, $35,826; 2014, $22,607; 2015, $16,293; 2016, $13,163; 2017, $10,680; and thereafter, $44,501.

Other Circumstances

The Company has the usual liability of contractors for the completion of contracts and the warranty of its work. In addition, the Company acts as prime contractor on a majority of the projects it undertakes and is normally responsible for the performance of the entire project, including subcontract work. Management is not aware of any material exposure related thereto which has not been provided for in the accompanying consolidated financial statements.

See Note 18 — Discontinuance of Operations, Held for Sale Operations and Asset Disposals for discussion of commitments and contingencies associated with Discontinued Operations.

16. Fair Value Measurements

The FASB’s standard on fair value measurements defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.

Fair Value Hierarchy

The FASB’s standard on fair value measurements establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. This standard establishes three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities.

Level 3 – Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, notes payable, long-term debt and interest rate contracts. The fair value estimates of the Company’s financial instruments have been determined using available market information and appropriate valuation methodologies and approximates carrying value.

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

16. Fair Value Measurements (continued)

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Company measures certain of its financial assets and financial liabilities at fair value on a recurring basis. The fair value of these financial assets and liabilities was determined using the following inputs as of December 31, 2012 and 2011:

	Year Ended December 31, 2012
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Interest rate swaps	$1,441	$—	$1,441	$—

	Year Ended December 31, 2011
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Interest rate swaps	$1,844	$—	$1,844	$—

Contingent earnout liability

In connection with the acquisition of InfrastruX on July 1, 2010, InfrastruX shareholders were eligible to receive earnout payments of up to $125,000 if certain EBITDA targets were met. These payments would have been paid to former InfrastruX shareholders who qualified as accredited investors as defined by the SEC in a combination of cash and non-convertible, non-voting preferred stock of the Company, pursuant to the terms within the Merger Agreement, and to non-accredited former InfrastruX shareholders and former holders of InfrastruX RSUs in the form of cash.

As a result, the Company estimated the fair value of the contingent earnout liability based on its probability assessment of InfrastruX’s EBITDA achievements during the earnout period. In developing these estimates, the Company considered its revenue and EBITDA projections, its historical results, and general macro-economic environment and industry trends. This fair value measurement was based on significant revenue and EBITDA inputs not observed in the market, which represents a Level 3 measurement. Level 3 instruments are valued based on unobservable inputs that are supported by little or no market activity and reflect the Company’s own assumptions in measuring fair value.

In accordance with the FASB’s standard on business combinations, the Company reviewed the contingent earnout liability on a quarterly basis in order to determine its fair value. Changes in the fair value of the liability were recorded within operating expenses in the period in which the change was made.

The following table represents a reconciliation of the change in the fair value measurement of the contingent earnout liability for the years ended December 31, 2012 and 2011:

	Year Ended December 31,
	2012	2011
Beginning balance	$—	$10,000
Change in fair value of contingent earnout liability included in operating expenses	—	(10,000)

Ending balance	$—	$—

The contingent earnout liability was written off during the year ended December 31, 2011 due to a decrease in the probability-weighted estimated achievement of InfrastruX’s EBITDA targets as set forth in the Merger Agreement.

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

16. Fair Value Measurements (continued)

Hedging Arrangements

The Company attempts to negotiate contracts that provide for payment in U.S. dollars, but it may be required to take all or a portion of payment under a contract in another currency. To mitigate non-U.S. currency exchange risk, the Company seeks to match anticipated non-U.S. currency revenue with expenses in the same currency whenever possible. To the extent, it is unable to match non-U.S. currency revenue with expenses in the same currency; the Company may use forward contracts, options or other common hedging techniques in the same non-U.S. currencies. The Company had no derivative financial instruments to hedge currency risk at December 31, 2012 or December 31, 2011.

Interest Rate Swaps

In conjunction with the Amended and Restated Credit Agreement, the Company is subject to hedging arrangements to fix or otherwise limit the interest cost of the variable interest rate borrowings. The Company is subject to interest rate risk on its debt and investment of cash and cash equivalents arising in the normal course of business. The Company does not engage in speculative trading strategies.

The Company currently has two interest rate swap agreements outstanding for a total notional amount of $150,000 in order to hedge changes in the variable rate interest expense on $150,000 of its existing Term Loan and the Revolving Credit Facility LIBOR indexed debt. Under each swap agreement, the Company receives interest at a rate based on the maximum of either three-month LIBOR or 2% and pays interest at a fixed rate of 2.68% through June 30, 2014. The swap agreements are designated and qualify as cash flow hedging instruments, with the effective portion of the swaps’ change in fair value recorded in OCI. The interest rate swaps are deemed to be highly effective hedges, and resulted in an immaterial amount recorded for hedge ineffectiveness in the Consolidated Statements of Operations. Amounts in OCI are reported in interest expense when the hedged interest payments on the underlying debt are recognized. The carrying amount and fair value of the swap agreements are equivalent since the Company accounts for these instruments at fair value. The value of the Company’s swap agreements are derived from pricing models using inputs based upon market information, including contractual terms, market prices and yield curves. The inputs to the valuation pricing models are observable in the market, and as such are generally classified as Level 2 in the fair value hierarchy. For validation purposes, the swap valuations are periodically compared to those produced by swap counterparties. Amounts of OCI relating to the interest rate swaps expected to be recognized in interest expense in the coming 12 months total $983.

Interest Rate Caps

In September 2010, the Company entered into two interest rate cap agreements for notional amounts of $75,000 each in order to limit its exposure to an increase of the interest rate above 3 percent, effective September 28, 2010 through March 28, 2012. Total premiums of $98 were paid for the interest rate cap agreements. Through June 1, 2011, the cap agreements were designated and qualified as cash flow hedging instruments, with the effective portion of the caps’ change in fair value recorded in OCI. Amounts in OCI and the premiums paid for the caps were reported in interest expense as the hedged interest payments on the underlying debt were recognized during the period when the caps were designated as cash flow hedges. Through June 1, 2011, the interest rate caps were deemed to be highly effective, resulting in an immaterial amount of hedge ineffectiveness recorded. On June 1, 2011, the caps were de-designated due to the interest rate being fixed on the underlying debt through the remaining term of the caps; changes in the value of the caps subsequent to that date were reported in earnings. The amount reported in earnings for the undesignated interest rate caps subsequent to de-designation was immaterial for the years ended December 31, 2012 and 2011.

	Liability Derivatives
	December 31, 2012		December 31, 2011
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate contracts- swaps	Other current liabilities	$927	Other current liabilities	$671
Interest rate contracts- swaps	Other long-term liabilities	$514	Other long-term liabilities	$1,173

Total derivatives		$1,441		$1,844

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

16. Fair Value Measurements (continued)

For the Year Ended December 31,
Derivatives in ASC 815 Cash Flow Hedging Relationships	Amount of Gain Recognized in OCI on Derivative (Effective Portion)			Financial Statement Classification	Amount of Loss Reclassified from Accumulated OCI into Income (Effective Portion)
	2012	2011	2010		2012	2011	2010
Interest rate contracts	$(326)	$(1,960)	$19	Interest expense, net	$781	$42	$—

Total	$(326)	$(1,960)	$19		$781	$42	$—

17. Quarterly Financial Data (Unaudited)

Selected unaudited quarterly financial data for the year ended December 31, 2012 and 2011 is presented below.

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

17. Quarterly Financial Data (Unaudited) (continued)

Statement of Operations:

Year 2012 Quarter Ended	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	Total 2012
Contract revenue	$373,706	$450,422	$547,993	$556,679	$1,928,800
Contract income	31,626	44,405	53,219	60,573	189,823
Income (loss) from continuing operations before income taxes	(20,177)	(783)	4,744	(2,348)	(18,564)
Income (loss) from continuing operations, net of provision (benefit) for income taxes	(21,150)	(1,991)	3,847	(3,997)	(23,291)
Income (loss) from discontinued operations net of provision (benefit) for income taxes	770	5,699	(3,112)	(9,301)	(5,944)

Net income (loss)	(20,380)	3,708	735	(13,298)	(29,235)
Less: Income attributable to noncontrolling interest	(344)	(328)	(273)	(31)	(976)

Net income (loss) attributable to Willbros Group, Inc.	$(20,724)	$3,380	$462	$(13,329)	$(30,211)

Reconciliation of net income (loss) attributable to Willbros Group, Inc.
Income (loss) from continuing operations	$(21,150)	$(1,991)	$3,847	$(3,997)	$(23,291)
Income (loss) from discontinued operations	426	5,371	(3,385)	(9,332)	(6,920)

Net income (loss) attributable to Willbros Group, Inc.	$(20,724)	$3,380	$462	$(13,329)	$(30,211)

Basic income (loss) per share attributable to Company shareholders:
Income (loss) from continuing operations	$(0.44)	$(0.04)	$0.08	$(0.09)	$(0.49)
Income (loss) from discontinued operations	0.01	0.11	(0.07)	(0.19)	(0.14)

Net income (loss)	$(0.43)	$0.07	$0.01	$(0.28)	$(0.63)

Diluted income (loss) per share attributable to Company shareholders:
Income (loss) from continuing operations	$(0.44)	$(0.04)	$0.08	$(0.09)	$(0.49)
Income (loss) from discontinued operations	0.01	0.11	(0.07)	(0.19)	(0.14)

Net income (loss)	$(0.43)	$0.07	$0.01	$(0.28)	$(0.63)

Weighted average number of common shares outstanding
Basic	47,781,396	47,994,987	48,119,758	48,176,071	48,019,303
Diluted	47,781,396	47,994,987	48,452,014	48,176,071	48,019,303

Additional Notes:

•	During the year ended December 31, 2012, the Company made the decision to sell its electric and gas distribution business in the Northeast. On January 7, 2013, the Company sold all of its shares of capital in Willbros Middle East Limited, which held the Company’s operations in Oman. Accordingly, the results of operations specific to these businesses have been reclassified to discontinued operations for all periods presented.

•	The Company recorded out-of-period adjustments during the year ended December 31, 2012 to correct errors to eliminate Cumulative Translation Adjustment balances that stemmed from the dissolution and liquidation of foreign currency based subsidiaries in jurisdictions where the Company no longer conducts business. The net impact of these adjustments was an increase to income from discontinued operations and a decrease to net loss in the amount of $2,805. These adjustments did not have any impact on the Company’s pre-tax loss or loss from continuing operations. The Company does not believe these adjustments are material individually or in the aggregate to its consolidated financial statements for the year ended December 31, 2012, nor does it believe such items are material to any of its previously issued financial statements.

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

17. Quarterly Financial Data (Unaudited) (continued)

Statement of Operations:

Year 2011 Quarter Ended	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	Total 2011
Contract revenue	$271,617	$370,437	$381,848	$352,467	$1,376,369
Contract income	13,567	41,887	44,674	27,216	127,344
Loss from continuing operations before income taxes	(36,036)	(12,441)	(139,264)	(56,200)	(243,941)
Income (loss) from continuing operations, net of provision (benefit) for income taxes	(37,232)	1,685	(122,760)	(52,076)	(210,383)
Loss from discontinued operations net of provision for income taxes	(7,387)	(3,835)	(9,243)	(61,973)	(82,438)

Net loss	(44,619)	(2,150)	(132,003)	(114,049)	(292,821)
Less: Income attributable to noncontrolling interest	(271)	(311)	(296)	(317)	(1,195)

Net loss attributable to Willbros Group, Inc.	$(44,890)	$(2,461)	$(132,299)	$(114,366)	$(294,016)

Reconciliation of net income (loss) attributable to Willbros Group, Inc.
Income (loss) from continuing operations	$(37,232)	$1,685	$(122,760)	$(52,076)	$(210,383)
Loss from discontinued operations	(7,658)	(4,146)	(9,539)	(62,290)	(83,633)

Net loss attributable to Willbros Group, Inc.	$(44,890)	$(2,461)	$(132,299)	$(114,366)	$(294,016)

Basic income (loss) per share attributable to Company shareholders:
Income (loss) from continuing operations	$(0.79)	$0.03	$(2.58)	$(1.09)	$(4.43)
Loss from discontinued operations	(0.16)	(0.08)	(0.21)	(1.31)	(1.76)

Net loss	$(0.95)	$(0.05)	$(2.79)	$(2.40)	$(6.19)

Diluted income (loss) per share attributable to Company shareholders:
Income (loss) from continuing operations	$(0.79)	$0.03	$(2.58)	$(1.09)	$(4.43)
Loss from discontinued operations	(0.16)	(0.08)	(0.21)	(1.31)	(1.76)

Net loss	$(0.95)	$(0.05)	$(2.79)	$(2.40)	$(6.19)

Weighted average number of common shares outstanding
Basic	47,315,990	47,437,024	47,533,967	47,615,545	47,475,680
Diluted	47,315,990	47,776,439	47,533,967	47,615,545	47,475,680

Additional Notes:

•	During the quarter ended March 31, 2011, the Company recorded a $6,000 adjustment to the estimated fair value of its contingent earnout liability.

•	During the quarter ended June 30, 2011, the Company classified its Canadian cross-country pipeline business as discontinued operations. Accordingly, the results of operations specific to this business have been reclassified to discontinued operations for all periods presented.

•	During the quarter ended September 30, 2011, the Company recorded a $4,000 adjustment to the estimated fair value of its contingent earnout liability.

•	During the quarter ended September 30, 2011, the Company recorded a non-cash, pre-tax charge of $143,543 for impairment of goodwill.

•	During the quarter ended December 31, 2011, the Company recorded a non-cash, pre-tax charge of $35,032 for impairment of goodwill.

•	During the quarter ended December 31, 2011, the Company completed the sale of InterCon within the Utility T&D segment. As a result, the Company recognized a loss of $2,381 (net of tax) on the sale, which is included in the line item “Loss from discontinued operations, net of provision (benefit) for income taxes. In addition, the results of operations specific to this business have been reclassified to discontinued operations for all periods presented.

•	During the quarter ended December 31, 2011, the Company recorded $55,500 in charges related to the settlement agreement with the West African Gas Pipeline (“WAGP”) project litigation. Such charges are included in the line item “Loss from discontinued operations, net of provision (benefit) for income taxes”.

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

18. Discontinuance of Operations, Held for Sale Operations and Asset Disposals

Strategic Decisions

As part of its ongoing strategic evaluation of operations, the Company made the decision to exit the Canadian cross-country pipeline construction market in April 2011 and made the decision to exit the electric and gas distribution market in the Northeast in December 2012 and sell the related businesses.

In connection with our decision to sell our electric and gas distribution business, we evaluated the recoverability of the business’s net assets and recorded an impairment charge of approximately $1,379 during the fourth quarter of 2012. The impairment charge was related to the continued decline in the operating performance and future outlook of the business, coupled with its challenging competitive landscape. The impairment charge is recorded in the line item “Loss from discontinued operations, net of provision (benefit) for income taxes” on the Consolidated Statements of Operations.

Nigeria Assets and Nigeria-Based Operations

Share Purchase Agreement, Litigation and Settlement

On March 29, 2012, the Company and Willbros Global Holdings, Inc., formerly known as Willbros Group, Inc., a Panama corporation (“WGHI”), which is now a subsidiary of the Company, entered into a settlement agreement (the “Settlement Agreement”) with WAPCo to settle a lawsuit filed against WGHI by WAPCo in 2010 under English law in the London High Court in which WAPCo was seeking $273,650 plus costs and interest. The lawsuit was based upon a parent company guarantee issued by WGHI to WAPCo in connection with a Nigerian project undertaken by a WGHI subsidiary that was later sold to a third party. WAPCo alleged that the third party defaulted in the performance of the project and thereafter brought the lawsuit against WGHI under the parent company guarantee for its claimed losses.

The Settlement Agreement provides that WGHI will make payments to WAPCo over a period of six years totaling $55,500. $14,000 was due in 2012 and has been paid timely as detailed below. $5,000 is due in 2013 and $7,500 is due in 2014. The remaining $29,000 was originally due over the period of 2015, 2016, and 2017. The Settlement Agreement also provides that the payments due in these latter years may be accelerated and become payable in whole or in part in the fourth quarter of 2014 in the event the Company achieves certain metrics (the “Acceleration Metrics”). The Company achieved one of the Acceleration Metrics during 2012 when it entered into an Amended and Restated Credit Agreement that increased its overall indebtedness by $60,000. As a result, the $29,000 that was originally due in years 2015, 2016 and 2017 has been accelerated and is now due in the fourth quarter of 2014.

The Company timely paid each of the $4,000 payments that became due on March 31, June 30 and September 30, 2012, as well as the $2,000 payment that became due on December 31, 2012.

WGI and WGHI are jointly and severally liable for payment of the amount due to WAPCo under the Settlement Agreement. WGHI and WGI are subject to a penalty rate of interest and collection efforts in the London court in the event they fail to meet any of the payments required by the Settlement Agreement. Under the Settlement Agreement, WGHI forgoes any right to pursue any third parties for indemnity related to the WAGP contract unless they assert a claim against WGHI.

The Company currently has no employees working in Nigeria and has no intention of returning to Nigeria.

Business Disposals

In the fourth quarter of 2011, the Company completed the sale of all assets and operations of InterCon, which was determined to be a non-strategic subsidiary within the Utility T&D segment. The Company received total compensation of $18,749 in cash and $250 in the form of an escrow deposit from the buyer, which was paid in full in the fourth quarter of 2012. As a result of this transaction, the Company recorded a loss on sale of $2,381 included in the line item “Loss from discontinued operations, net of provision (benefit) for income taxes” on the Consolidated Statements of Operations.

On January 7, 2013, the Company sold all of its shares of capital in Willbros Middle East Limited, which held the Company’s operations in Oman.

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

18. Discontinuance of Operations, Held for Sale Operations and Asset Disposals (continued)

Results of Discontinued Operations

Condensed Statements of Operations of the Discontinued Operations for the years ended December 31, 2012, 2011 and 2010 are as follows:

	Year Ended December 31, 2012
	Canada	Libya	WAGP	InterCon	Hawkeye	Oman	Other	Total
Revenue	$31,587	$—	$—	$—	$108,878	$75,446	$—	$215,911
Operating income (loss)	12,779	(58)	(4,274)	—	(20,825)	6,392	(239)	(6,225)
Pre-tax income (loss)	13,848	(58)	(4,274)	—	(20,685)	6,566	2,567	(2,036)
Provision for taxes	2,796	—	—	—	—	1,112	—	3,908

Net income (loss)	11,052	(58)	(4,274)	—	(20,685)	5,454	2,567	(5,944)

	Year Ended December 31, 2011
	Canada	Libya	WAGP	InterCon	Hawkeye	Oman	Other	Total
Revenue	$136,036	$—	$—	$42,826	$164,842	$73,829	$—	$417,533
Operating income (loss)	(18,589)	(487)	(71,858)	(5,326)	(3,863)	11,204	—	(88,919)
Pre-tax income (loss)	(18,484)	(487)	(71,858)	(5,329)	(3,921)	11,289	—	(88,790)
Provision (benefit) for taxes	(6,548)	—	—	(1,069)	—	1,265	—	(6,352)

Net income (loss)	(11,936)	(487)	(71,858)	(4,260)	(3,921)	10,024	—	(82,438)

	Year Ended December 31, 2010
	Canada	Libya	WAGP	InterCon	Hawkeye	Oman	Other	Total
Revenue	$36,164	$154	$—	$31,176	$48,074	$73,589	$—	$189,157
Operating income (loss)	(21,791)	(3,174)	(2,044)	1,422	(6,825)	13,536	(1)	(18,877)
Pre-tax income (loss)	(21,322)	(3,177)	(2,045)	1,484	(6,864)	13,633	(50)	(18,341)
Provision (benefit) for taxes	(5,655)	—	—	553	(3,864)	1,767	—	(7,199)

Net income (loss)	(15,667)	(3,177)	(2,045)	931	(3,000)	11,866	(50)	(11,142)

Condensed Balance Sheets of the Discontinued Operations are as follows:

	December 31, 2012
	Canada	Libya	WAGP	InterCon	Hawkeye	Oman	Other	Total
Total assets	$—	$—	$—	$—	$62,804	$28,136	$—	$90,940
Total liabilities	—	—	41,500	—	15,384	10,790	—	67,674
Net assets (liabilities) of discontinued operations	—	—	(41,500)	—	47,420	17,346	—	23,266

	December 31, 2011
	Canada	Libya	WAGP	InterCon	Hawkeye	Oman	Other	Total
Total assets	$27,917	$90	$—	$—	$61,279	$33,220	$1	$122,507
Total liabilities	11,782	(7)	57,715	—	16,209	11,909	—	97,608
Net assets (liabilities) of discontinued operations	16,135	97	(57,715)	—	45,070	21,311	1	24,899

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

19. Condensed Consolidating Guarantor Financial Statements

Willbros Group, Inc. (the “Parent”) and its 100% owned U.S. subsidiaries (the “Guarantors”) may fully and unconditionally guarantee, on a joint and several basis, the obligations of the Company under debt securities that it may issue pursuant to a universal shelf registration statement on Form S-3 filed by the Company with the SEC. There are currently no restrictions on the ability of the Guarantors to transfer funds to the Parent in the form of cash dividends or advances. Condensed consolidating financial information for a) the Parent, b) the Guarantors and c) all other direct and indirect subsidiaries (the “Non-Guarantors”) as of December 31, 2012 and December 31, 2011 and for the years ended December 31, 2012, 2011 and 2010 follows.

The Company revised its condensed consolidating statement of cash flows for the year ended December 31, 2011 and December 31, 2010 to correct the form and content of the condensed presentation in accordance with S-X Rule 3-10 and Rule 10-01. The revision was made to show individual cash changes from investing and financing activities within the condensed consolidating statement of cash flows. This revision did not impact the previously reported total amounts for investing and financing activities within the parent, guarantor and non-guarantor columns and did not impact the consolidated financial statements.

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

19. Condensed Consolidating Guarantor Financial Statements (continued)

CONDENSED CONSOLIDATING BALANCE SHEET

	December 31, 2012
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$24,875	$13,984	$9,919	$—	$48,778
Accounts receivable, net	—	307,273	73,297	—	380,570
Contract cost and recognized income not yet billed	—	74,958	14,700	—	89,658
Prepaid expenses and other assets	2,504	27,665	1,346	—	31,515
Parts and supplies inventories	—	4,130	1,134	—	5,264
Deferred income taxes	3,592	16,312	10,368	(19,904)	10,368
Assets held for sale	—	62,804	28,136	—	90,940
Receivables from affiliated companies	80,871	51,486	—	(132,357)	—

Total current assets	111,842	558,612	138,900	(152,261)	657,093
Deferred income taxes	102,493	—	113	(102,493)	113
Property, plant and equipment, net	—	117,204	6,781	—	123,985
Other intangible assets, net	—	158,062	—	—	158,062
Investment in subsidiaries	12,231	—	—	(12,231)	—
Other assets	—	37,844	1,149	—	38,993

Total assets	$226,566	$871,722	$146,943	$(266,985)	$978,246

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current portion of long-term debt	$—	$5,869	$—	$—	$5,869
Accounts payable and accrued liabilities	149	249,224	46,134	—	295,507
Contract billings in excess of cost and recognized income	—	33,332	2,911	—	36,243
Current portion of capital lease obligations	—	1,321	(4)	—	1,317
Current portion of settlement obligation of discontinued operations	—	—	5,000	—	5,000
Accrued income taxes	18,127	—	10,164	(19,904)	8,387
Other current liabilities	—	2,804	5,280	—	8,084
Liabilities held for sale	—	15,384	10,790	—	26,174
Payables to affiliated companies	—	—	132,357	(132,357)	—

Total current liabilities	18,276	307,934	212,632	(152,261)	386,581
Long-term debt	—	294,353	—	—	294,353
Capital lease obligations	—	2,283	(2)	—	2,281
Long-term portion of settlement obligation of discontinued operations	—	—	36,500	—	36,500
Long-term liabilities for unrecognized tax benefits	1,957	—	2,999	—	4,956
Deferred income taxes	—	105,058	6,059	(102,493)	8,624
Other long-term liabilities	—	34,400	4,218	—	38,618

Total liabilities	20,233	744,028	262,406	(254,754)	771,913
Stockholders’ equity:
Total stockholders’ equity	206,333	127,694	(115,463)	(12,231)	206,333

Total liabilities and stockholders’ equity	$226,566	$871,722	$146,943	$(266,985)	$978,246

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

19. Condensed Consolidating Guarantor Financial Statements (continued)

CONDENSED CONSOLIDATING BALANCE SHEET

	December 31, 2011
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$188	$27,885	$24,786	$—	$52,859
Accounts receivable, net	109	213,079	33,714	—	246,902
Contract cost and recognized income not yet billed	—	31,615	37	—	31,652
Prepaid expenses and other assets	14,960	20,349	6,988	(427)	41,870
Parts and supplies inventories	—	4,008	1,450	—	5,458
Deferred income taxes	3,001	8,351	(1,156)	(8,351)	1,845
Assets held for sale	—	61,279	65,978	—	127,257
Receivables from affiliated companies	444,106	77,068	—	(521,174)	—

Total current assets	462,364	443,634	131,797	(529,952)	507,843
Deferred income taxes	103,326	—	33	(103,359)	—
Property, plant and equipment, net	—	138,895	13,696	—	152,591
Goodwill	—	8,067	—	—	8,067
Other intangible assets, net	—	172,876	—	—	172,876
Investment in subsidiaries	29,860	—	—	(29,860)	—
Other assets	189	19,519	686	—	20,394

Total assets	$595,739	$782,991	$146,212	$(663,171)	$861,771

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current portion of long-term debt	$32,050	$—	$—	$(427)	$31,623
Accounts payable and accrued liabilities	57	179,209	16,189	—	195,455
Contract billings in excess of cost and recognized income	—	14,245	1,855	—	16,100
Current portion of capital lease obligations	—	2,035	(4)	—	2,031
Current portion of settlement obligation of discontinued operations	—	—	14,000	—	14,000
Accrued income taxes	11,325	—	775	(8,351)	3,749
Other current liabilities	207	3,720	6,163	—	10,090
Liabilities held for sale	—	16,209	25,899	—	42,108
Payables to affiliated companies	318,683	37,039	165,452	(521,174)	—

Total current liabilities	362,322	252,457	230,329	(529,952)	315,156
Long-term debt	—	230,707	—	—	230,707
Capital lease obligations	—	3,389	(2)	—	3,387
Long-term portion of settlement obligation of discontinued operations	—	—	41,500	—	41,500
Long-term liabilities for unrecognized tax benefits	1,839	—	1,916	—	3,755
Deferred income taxes	—	105,095	1,082	(103,359)	2,818
Other long-term liabilities	—	31,934	936	—	32,870

Total liabilities	364,161	623,582	275,761	(633,311)	630,193
Stockholders’ equity:
Total stockholders’ equity	231,578	159,409	(129,549)	(29,860)	231,578

Total liabilities and stockholders’ equity	$595,739	$782,991	$146,212	$(663,171)	$861,771

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

19. Condensed Consolidating Guarantor Financial Statements (continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Year Ended December 31, 2012
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Contract revenue	$—	$1,708,997	$219,803	$—	$1,928,800
Operating expenses:
Contract	—	1,532,593	206,384	—	1,738,977
Amortization of intangibles	—	14,985	—	—	14,985
General and administrative	3,743	139,945	8,128	—	151,816
Goodwill impairment	—	8,067	—	—	8,067
Other charges	—	151	—	—	151

Operating income (loss)	(3,743)	13,256	5,291	—	14,804
Other income (expense):
Equity in loss of consolidated subsidiaries	(17,629)	—	(976)	18,605	—
Interest expense, net	(2,404)	(27,060)	71	—	(29,393)
Loss on early extinguishment of debt	—	(3,405)	—	—	(3,405)
Other, net	2,892	(1,789)	(1,673)	—	(570)

Income (loss) from continuing operations before income taxes	(20,884)	(18,998)	2,713	18,605	(18,564)
Provision (benefit) for income taxes	9,327	(7,968)	3,368	—	4,727

Income (loss) from continuing operations	(30,211)	(11,030)	(655)	18,605	(23,291)
Income (loss) from discontinued operations net of provision for income taxes	—	(20,685)	14,741	—	(5,944)

Net income (loss)	(30,211)	(31,715)	14,086	18,605	(29,235)
Less: Income attributable to noncontrolling interest	—	—	—	(976)	(976)

Net income (loss) attributable to Willbros Group, Inc.	$(30,211)	$(31,715)	$14,086	$17,629	$(30,211)

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

19. Condensed Consolidating Guarantor Financial Statements (continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Year Ended December 31, 2011
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Contract revenue	$—	$1,222,678	$153,691	$—	$1,376,369
Operating expenses:
Contract	—	1,108,607	140,418	—	1,249,025
Amortization of intangibles	—	15,108	—	—	15,108
General and administrative	2,808	122,981	1,594	—	127,383
Goodwill impairment	—	167,753	10,822	—	178,575
Settlement of project dispute	—	8,236	—	—	8,236
Changes in fair value of contingent earnout	—	(10,000)	—	—	(10,000)
Other charges	—	105	—	—	105

Operating income (loss)	(2,808)	(190,112)	857	—	(192,063)
Other income (expense):
Equity in loss of consolidated subsidiaries	(320,202)	—	(1,195)	321,397	—
Interest expense, net	(3,240)	(41,825)	30	—	(45,035)
Loss on early extinguishment of debt	—	(6,304)	—	—	(6,304)
Other, net	(212)	(362)	35	—	(539)

Income (loss) from continuing operations before income taxes	(326,462)	(238,603)	(273)	321,397	(243,941)
Provision (benefit) for income taxes	(32,446)	5	(1,117)	—	(33,558)

Income (loss) from continuing operations	(294,016)	(238,608)	844	321,397	(210,383)
Loss from discontinued operations net of provision for income taxes	—	(8,182)	(74,256)	—	(82,438)

Net income (loss)	(294,016)	(246,790)	(73,412)	321,397	(292,821)
Less: Income attributable to noncontrolling interest	—	—	—	(1,195)	(1,195)

Net income (loss) attributable to Willbros Group, Inc.	$(294,016)	$(246,790)	$(73,412)	$320,202	$(294,016)

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

19. Condensed Consolidating Guarantor Financial Statements (continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Year Ended December 31, 2010
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Contract revenue	$—	$845,295	$158,114	$—	$1,003,409
Operating expenses:
Contract	—	744,714	142,238	—	886,952
Amortization of intangibles	—	9,437	—	—	9,437
General and administrative	32,059	64,199	9,828	—	106,086
Goodwill impairment	—	60,000	—	—	60,000
Settlement of project dispute	—	—	—	—	—
Changes in fair value of contingent earnout	—	(45,340)	—	—	(45,340)
Acquisition costs	—	10,055	—	—	10,055
Other charges	—	3,771	—	—	3,771

Operating income (loss)	(32,059)	(1,541)	6,048	—	(27,552)
Other income (expense):
Equity in loss of consolidated subsidiaries	(37,303)	—	(1,207)	38,510	—
Interest expense, net	(7,755)	(20,009)	125	—	(27,639)
Loss on early extinguishment of debt	—	—	—	—	—
Other, net	4	811	738	—	1,553

Income (loss) from continuing operations before income taxes	(77,113)	(20,739)	5,704	38,510	(53,638)
Provision (benefit) for income taxes	(40,077)	9,792	1,334	—	(28,951)

Income (loss) from continuing operations	(37,036)	(30,531)	4,370	38,510	(24,687)
Loss from discontinued operations net of provision for income taxes	—	(1,516)	(9,626)	—	(11,142)

Net income (loss)	(37,036)	(32,047)	(5,256)	38,510	(35,829)
Less: Income attributable to noncontrolling interest	—	—	—	(1,207)	(1,207)

Net income (loss) attributable to Willbros Group, Inc.	$(37,036)	$(32,047)	$(5,256)	$37,303	$(37,036)

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

19. Condensed Consolidating Guarantor Financial Statements (continued)

CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31, 2012
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net income (loss)	$(30,211)	$(31,715)	$14,086	$18,605	$(29,235)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(1,521)	—	(1,521)	1,521	(1,521)
Changes in derivative financial instruments	—	455	—	—	455

Total other comprehensive income (loss), net of tax	(1,521)	455	(1,521)	1,521	(1,066)

Total comprehensive income (loss)	(31,732)	(31,260)	12,565	20,126	(30,301)
Less: comprehensive income attributable to noncontrolling interest	—	—	—	(976)	(976)

Total comprehensive income (loss) attributable to Willbros Group, Inc.	$(31,732)	$(31,260)	$12,565	$19,150	$(31,277)

CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31, 2011
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net income (loss)	$(294,016)	$(246,790)	$(73,412)	$321,397	$(292,821)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(1,450)	—	(1,450)	1,450	(1,450)
Changes in derivative financial instruments	—	(1,918)	—	—	(1,918)

Total other comprehensive income (loss), net of tax	(1,450)	(1,918)	(1,450)	1,450	(3,368)

Total comprehensive income (loss)	(295,466)	(248,708)	(74,862)	322,847	(296,189)
Less: comprehensive income attributable to noncontrolling interest	—	—	—	(1,195)	(1,195)

Total comprehensive income (loss) attributable to Willbros Group, Inc.	$(295,466)	$(248,708)	$(74,862)	$321,652	$(297,384)

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

19. Condensed Consolidating Guarantor Financial Statements (continued)

CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31, 2010
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net income (loss)	$(37,036)	$(32,047)	$(5,256)	$38,510	$(35,829)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	6,194	—	6,194	(6,194)	6,194
Changes in derivative financial instruments	—	19	—	—	19

Total other comprehensive income (loss), net of tax	6,194	19	6,194	(6,194)	6,213

Total comprehensive income (loss)	(30,842)	(32,028)	938	32,316	(29,616)
Less: comprehensive income attributable to noncontrolling interest	—	—	—	(1,207)	(1,207)

Total comprehensive income (loss) attributable to Willbros Group, Inc.	$(30,842)	$(32,028)	$938	$31,109	$(30,823)

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

19. Condensed Consolidating Guarantor Financial Statements (continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended December 31, 2012
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities
Cash flows from operating activities of continuing operations	$25,242	$9,397	$(41,840)	$—	$(7,201)
Cash flows from operating activities of discontinued operations	—	(22,406)	(6,131)	—	(28,537)

Net cash from operating activities	25,242	(13,009)	(47,971)	—	(35,738)
Cash flows from investing activities:
Proceeds from sales of property, plant and equipment	—	2,066	17,262	—	19,328
Purchase of property, plant and equipment	—	(11,580)	(906)	—	(12,486)

Cash flows from investing activities of continuing operations	—	(9,514)	16,356	—	6,842
Cash flows from investing activities of discontinued operations	—	259	15,135	—	15,394

Net cash from investing activities	—	(9,255)	31,491	—	22,236
Cash flows from financing activities:
Proceeds from term loan issuance	—	60,000	—	—	60,000
Proceeds from revolver and notes payable	—	92,804	—	—	92,804
Payments on capital leases	—	(1,820)	—	—	(1,820)
Payment of revolver and notes payable	—	(89,437)	—	—	(89,437)
Payments on term loan	—	(46,700)	—	—	(46,700)
Payments to reacquire common stock	(555)	—	—	—	(555)
Cost of debt issues	—	(5,723)	—	—	(5,723)
Dividend distribution to noncontrolling interest	—	—	(1,234)	—	(1,234)

Cash flows from financing activities of continuing operations	(555)	9,124	(1,234)	—	7,335
Cash flows from financing activities of discontinued operations	—	(761)	—	—	(761)

Net cash from financing activities	(555)	8,363	(1,234)	—	6,574
Effect of exchange rate changes on cash and cash equivalents	—	—	(2,137)	—	(2,137)

Net increase (decrease) in cash and cash equivalents	24,687	(13,901)	(19,851)	—	(9,065)
Cash and cash equivalents of continuing operations at beginning of period (12/31/11)	188	27,885	24,786	—	52,859
Cash and cash equivalents of discontinued operations at beginning of period (12/31/11)	—	—	10,586	—	10,586

Cash and cash equivalents at beginning of period (12/31/11)	188	27,885	35,372	—	63,445
Cash and cash equivalents at end of period (12/31/12)	24,875	13,984	15,521	—	54,380
Less: cash and cash equivalents of discontinued operations at end of period (12/31/12)	—	—	(5,602)	—	(5,602)

Cash and cash equivalents of continuing operations at end of period (12/31/12)	$24,875	$13,984	$9,919	$—	$48,778

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

19. Condensed Consolidating Guarantor Financial Statements (continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended December 31, 2011
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities
Cash flows from operating activities of continuing operations	$982	$90,989	$(29,735)	$—	$62,236
Cash flows from operating activities of discontinued operations	—	(19,471)	(31,052)	—	(50,523)

Net cash from operating activities	982	71,518	(60,787)	—	11,713
Cash flows from investing activities:
Proceeds from working capital settlement	—	9,402	—	—	9,402
Proceeds from sales of property, plant and equipment	—	20,362	12,577	—	32,939
Proceeds from sale of subsidiary	—	18,749	—	—	18,749
Purchase of property, plant and equipment	—	(7,232)	(2,815)	—	(10,047)

Cash flows from investing activities of continuing operations	—	41,281	9,762	—	51,043
Cash flows from investing activities of discontinued operations	—	(438)	7,771	—	7,333

Net cash from investing activities	—	40,843	17,533	—	58,376
Cash flows from financing activities:
Proceeds from revolver and notes payable	—	59,357	—	—	59,357
Payments on capital leases	—	(7,870)	(399)	—	(8,269)
Payment of revolver and notes payable	—	(67,277)	—	—	(67,277)
Payments on term loan	—	(123,379)	—	—	(123,379)
Payments to reacquire common stock	(794)	—	—	—	(794)
Cost of debt issues	—	(4,935)	—	—	(4,935)
Dividend distribution to noncontrolling interest	—	—	(1,139)	—	(1,139)

Cash flows from financing activities of continuing operations	(794)	(144,104)	(1,538)	—	(146,436)
Cash flows from financing activities of discontinued operations	—	(855)	(5)	—	(860)

Net cash from financing activities	(794)	(144,959)	(1,543)	—	(147,296)
Effect of exchange rate changes on cash and cash equivalents	—	—	(449)	—	(449)

Net increase (decrease) in cash and cash equivalents	188	(32,598)	(45,246)	—	(77,656)
Cash and cash equivalents of continuing operations at beginning of period (12/31/10)	—	60,483	51,441	—	111,924
Cash and cash equivalents of discontinued operations at beginning of period (12/31/10)	—	—	29,177	—	29,177

Cash and cash equivalents at beginning of period (12/31/10)	—	60,483	80,618	—	141,101
Cash and cash equivalents at end of period (12/31/11)	188	27,885	35,372	—	63,445
Less: cash and cash equivalents of discontinued operations at end of period (12/31/11)	—	—	(10,586)	—	(10,586)

Cash and cash equivalents of continuing operations at end of period (12/31/11)	$188	$27,885	$24,786	$—	$52,859

WILLBROS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

19. Condensed Consolidating Guarantor Financial Statements (continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended December 31, 2010
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities
Cash flows from operating activities of continuing operations	$(61,585)	$85,319	$3,045	$—	$26,779
Cash flows from operating activities of discontinued operations	—	(1,146)	21,238	—	20,092

Net cash from operating activities	(61,585)	84,173	24,283	—	46,871
Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired and earnout	—	(421,182)	—	—	(421,182)
Proceeds from sales of property, plant and equipment	—	16,016	247	—	16,263
Purchase of property, plant and equipment	—	(11,652)	(3,983)	—	(15,635)
Maturities of short-term investments	—	16,755	—	—	16,755
Purchase of short-term investments	—	(255)	—	—	(255)

Cash flows from investing activities of continuing operations	—	(400,318)	(3,736)	—	(404,054)
Cash flows from investing activities of discontinued operations	—	(1,019)	422	—	(597)

Net cash from investing activities	—	(401,337)	(3,314)	—	(404,651)
Cash flows from financing activities:
Proceeds from term loan issuance	—	282,000	—	—	282,000
Proceeds from stock issuance	58,078	—	—	—	58,078
Stock-based compensation tax deficiency	(956)	—	—	—	(956)
Payments on capital leases	—	(8,331)	(1,214)	—	(9,545)
Payment on notes payable	—	(11,604)	—	—	(11,604)
Payments on term loan	—	(750)	—	—	(750)
Payments to reacquire common stock	(1,000)	—	—	—	(1,000)
Dividend distribution to noncontrolling interest	—	—	(1,135)	—	(1,135)
Costs of debt issues	—	(16,238)	—	—	(16,238)

Cash flows from financing activities of continuing operations	56,122	245,077	(2,349)	—	298,850
Cash flows from financing activities of discontinued operations	—	(848)	(207)	—	(1,055)

Net cash from financing activities	56,122	244,229	(2,556)	—	297,795
Effect of exchange rate changes on cash and cash equivalents	—	—	2,402	—	2,402

Net increase (decrease) in cash and cash equivalents	(5,463)	(72,935)	20,815	—	(57,583)
Cash and cash equivalents of continuing operations at beginning of period (12/31/09)	5,463	133,263	31,965	—	170,691
Cash and cash equivalents of discontinued operations at beginning of period (12/31/09)	—	—	27,993	—	27,993

Cash and cash equivalents at beginning of period (12/31/09)	5,463	133,263	59,958	—	198,684
Cash and cash equivalents at end of period (12/31/10)	—	60,328	80,773	—	141,101
Less: cash and cash equivalents of discontinued operations at end of period (12/31/10)	—	155	(29,332)	—	(29,177)

Cash and cash equivalents of continuing operations at end of period (12/31/10)	$—	$60,483	$51,441	$—	$111,924

PART IV

Item 15.	Financial Statement Schedules

(a) (2) Financial Statement Schedule:

Page(s)
Report of Independent Registered Public Accounting Firm (Grant Thornton LLP)	63
Schedule II – Consolidated Valuation and Qualifying Accounts	64

All other schedules are omitted as inapplicable or because the required information is contained in the financial statements or included in the footnotes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Willbros Group, Inc.

We have audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) the consolidated financial statements of Willbros Group, Inc. and Subsidiaries referred to in our report dated March 14, 2011 (except for Note 14 and Note 18 – Business Disposals and Results of Discontinued Operations as to which the date is September 6, 2013), which is included in the Current Report on Form 8-K dated September 9, 2013. Our audit of the basic financial statements included the financial statement schedule listed in the index appearing under Item 15 (a)(2), which is the responsibility of the Company’s management. In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ GRANT THORNTON LLP

Houston, Texas

March 14, 2011(except for Note 14 and Note 18 – Business Disposals and Results of Discontinued Operations as to which the date is September 6, 2013)

WILLBROS GROUP, INC.

SCHEDULE II – CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS

(In thousands)

Year Ended	Description	Balance at Beginning of Year	Charged (Credited) to Costs and Expense	Charge Offs and Other	Balance at End of Year
December 31, 2010	Allowance for Bad Debts	$1,922	$2,873	$(502)	$4,293
December 31, 2010	Deferred Tax Valuation Allowance	—	7,170	—	7,170
December 31, 2011	Allowance for Bad Debts	$4,293	$790	$(4,090)	$993
December 31, 2011	Deferred Tax Valuation Allowance	7,170	29,701	—	36,871
December 31, 2012	Allowance for Bad Debts	$993	$1,327	$(100)	$2,220
December 31, 2012	Deferred Tax Valuation Allowance	36,871	15,045	—	51,916